Exhibit 10.16

CERTAIN INFORMATION CONTAINED IN THIS EXHIBIT, MARKED BY [***], HAS BEEN EXCLUDED FROM

THIS EXHIBIT BECAUSE THE REGISTRANT HAS DETERMINED THAT IT IS BOTH NOT MATERIAL AND IS

THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

CONFIDENTIAL

Execution Version

COLLABORATION AND LICENSE AGREEMENT

This Collaboration and License Agreement (this “Agreement”), effective as of May 2, 2024 (the “Effective Date”) is made by and between Xeris Pharmaceuticals, Inc., having a principal place of business at 1375 W. Fulton Street, Suite 1300, Chicago, IL 60607 (“Xeris”), and Beta Bionics, Inc., having a principal place of business at 11 Hughes, Irvine, CA 92618 (“Beta”). Each of Beta and Xeris may be referred to in this Agreement individually as a “Party” or together as the “Parties.”

RECITALS

WHEREAS, Xeris owns or otherwise controls certain intellectual property related to the Reformulated Glucagon (as defined below);

WHEREAS, Beta owns or otherwise controls certain intellectual property related to the Beta Product (as defined below);

WHEREAS, Xeris desires to grant to Beta, and Beta wishes to obtain from Xeris, an exclusive license under the Xeris Technology (as defined below) to develop and commercialize the Glucagon Product (as defined below) in accordance with the terms and conditions set forth below; and

WHEREAS, Beta desires to develop and commercialize the Glucagon Product as Beta’s exclusive glucagon product for use with a Pump System.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and conditions contained in this Agreement, the Parties hereby agree as follows:

AGREEMENT

1.	DEFINITIONS.

1.1.	“Accounting Standards” means (a) International Financial Reporting Standards or (b) GAAP, in each case ((a) or (b)), consistently applied throughout the applicable Party’s organization.

1.2.	“Acquired Entity” has the meaning set forth in Section 2.4.3 (Acquisition of a Third Party).

1.3.	“Acquirer” has the meaning set forth in Section 2.4.2 (Change of Control of Beta).

1.4.

“Adverse Event” means any untoward medical occurrence or the deterioration of a pre-existing medical condition in a patient or clinical study subject to whom a pharmaceutical or biologic product has been administered and which does not necessarily have to have a causal relationship with the administration of such pharmaceutical or biologic product. An adverse event includes any unfavorable and unintended sign (e.g., an abnormal laboratory finding, etc.), symptom, or disease temporally associated with the use of such pharmaceutical or biologic product, whether or not considered related to this pharmaceutical or biologic product together, in relation to pharmacovigilance standards, policies, and procedures, with all medical device events, (including incidents, near-incidents, serious injuries, malfunctions and failures) or untoward medical events and events such as suicide, overdose, abuse, misuse, medication errors and other events that may reasonably be related to a pharmaceutical or biologic product.

1.5.

“Affiliate” means, with respect to a Party, any Person, that controls, is controlled by or is under common control with such Party, only for as long as such control exists. For such purpose the term “control” means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by holding of 50% or more of the common voting stock or ordinary shares, the right to appoint 50% or more of the directors of, said corporation, company, partnership, joint venture or entity, or by contract or otherwise. [***].

1.6.	“Agreement” has the meaning set forth in the preamble.

1.7.	“Alliance Manager” has the meaning set forth in Section 3.1(Alliance Managers).

1.8.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.S. Travel Act, the U.S. Domestic Bribery Statute (18 U.S.C. 201), and all other Applicable Laws in jurisdictions in which either Party engages in business that govern corruption, bribery, kickbacks, ethical business conduct, fraud, money laundering, and similar matters.

1.9.

“Applicable Laws” means any and all applicable federal, state, local, foreign, or multinational laws, statutes, regulations, judgments, decrees, directives, injunctions, orders, permits of or from any Governmental Authority, including any applicable rules, regulations, guidelines, and requirements of any Regulatory Authority, that are, in any case, in effect from time to time and that govern or otherwise apply to the subject item, including any ordinance, code, resolution, or order having the force or effect of law.

1.10.

“Approved Labeling” means: (a) the Regulatory Authority-approved full prescribing information for a Glucagon Product; and (b) the Regulatory Authority-approved labels and other written, printed, or graphic materials on any container, wrapper, or any package insert (or other Regulatory Authority-approved material provided to patients) that is used with or for a Glucagon Product.

1.11.	“Audited Party” has the meaning set forth in Section 8.7.1 (Audit Right).

1.12.	“Auditing Party” has the meaning set forth in Section 8.7.1 (Audit Right).

1.13.	“Bankrupt Party” has the meaning set forth in Section 2.5 (Bankruptcy).

1.14.	“Bankruptcy Code” means Title 11, United States Code, as amended, and any analogous provisions of the Applicable Laws of any country outside the United States.

1.15.	“Beta” has the meaning set forth in the preamble.

1.16.	“Beta Background Know-How” means any and all Know-How, other than Collaboration Know-How, that is Controlled by Beta or its Affiliates as of the Effective Date or during the Term.

1.17.

“Beta Background Patent Rights” means any and all Patent Rights that are Controlled by Beta or its Affiliates as of the Effective Date or during the Term that disclose or claim any Beta Background Know-How.

1.18.	“Beta Background Technology” means, collectively, Beta Background Know-How and Beta Background Patent Rights.

1.19.

“Beta Collaboration Know-How” means any and all (a) Collaboration Know-How that (i) incorporates or specifically relates to any Beta Background Technology (including all improvements, enhancements or derivatives of any Beta Background Technology) and (ii) (A) does not also incorporate or specifically relate to any Xeris Background Technology, and (B) is not specifically related to a Glucagon Product or the use of a Glucagon Product, and (b) other Collaboration Know-How conceived, generated, created or, in the case of a patentable invention, invented solely by or on behalf of one or more employees, agents, or independent contractors of Beta or its Affiliates or Subcontractors that (i) is not Joint Collaboration Know-How or (ii) within clause (a) of the definition of Xeris Collaboration Know-How.

1.20.	“Beta Collaboration Patent Rights” means any and all Collaboration Patent Rights to the extent claiming Beta Collaboration Know-How.

1.21.	“Beta Collaboration Technology” means, collectively, Beta Collaboration Know-How and Beta Collaboration Patent Rights.

1.22.	“Beta Development Activities” has the meaning set forth in Section 4.4 (Beta Development Activities).

1.23.	“Beta Indemnitees” has the meaning set forth in Section 12.2 (Indemnification by Xeris).

1.24.

“Beta Materials” means the tangible materials provided by or on behalf of Beta to Xeris [***] set forth in the Development Plan, the Clinical Supply Agreement, or the Commercial Supply Agreement, as applicable.

1.25.	“Beta Patent Rights” means the Beta Collaboration Patent Rights and the Beta Background Patent Rights.

1.26.

“Beta Product” means (a) (i) a [***] product [***] that is proprietary to Beta, including [***] as of the Effective Date and (ii) [***] product [***], and (b) [***] of any of the foregoing. The Beta Product excludes the Glucagon Product.

1.27.	“Beta Technology” means, collectively, the Beta Collaboration Technology, the Beta Background Technology, and Beta’s interest in the Joint Collaboration Technology.

1.28.	“Breaching Party” has the meaning set forth in Section 11.3.1 (Material Breach).

1.29.

“Business Day” means a day other than a Saturday, Sunday, or a bank or other public holiday in Chicago, Illinois or Irvine, California, and is not a day on which banking institutions are required by Applicable Law to be closed.

1.30.	“Buyer” has the meaning set forth in Section 1.92 (Net Sales).

1.31.

“Calendar Quarter” means three consecutive calendar months ending on March 31, June 30, September 30, or December 31 during the Term, or the applicable part thereof during the first or last calendar quarter of the Term.

1.32.

“Calendar Year” means each successive period of 12 calendar months commencing on January 1 and ending on December 31 during the Term, or the applicable part thereof during the first or last calendar year of the Term.

1.33.

“Change of Control” means, with respect to a Party, that: (a) any Third Party acquires directly or indirectly the beneficial ownership of any voting security of such Party, or if the percentage ownership of such Third Party in the voting securities of such Party is increased through stock redemption, cancellation, or other recapitalization, and immediately after such acquisition or increase such Third Party is, directly or indirectly, the beneficial owner of voting securities representing more than 50% of the total voting power of all of the then outstanding voting securities of such Party; (b) any merger, consolidation, recapitalization, or reorganization of such Party is consummated that would result in shareholders or equity holders of such Party immediately prior to such transaction owning 50% or less of the outstanding voting securities of the surviving entity (or its parent entity) immediately following such transaction or (c) the sale or transfer to any Third Party, in one or more related transactions, of all or substantially all of such Party’s consolidated assets taken as a whole. For clarity, for purposes of clause (a) of this definition, with respect to a Party, each reference to “Third Party” means a Third Party that is not the beneficial owner of voting securities representing more than 50% of the total voting power of all of the then outstanding voting securities of such Party immediately prior to such acquisition or increase in percentage ownership.

1.34.	“Clinical Supply Agreement” has the meaning set forth in Section 5.1.1 (Clinical Supply Agreement).

1.35.	“Clinical Trial” means any clinical trial in humans, including clinical trials designed to generate data to address a commitment or requirement under a Regulatory Approval.

1.36.	“CMO” means a Third Party contract manufacturing organization.

1.37.

“Collaboration Know-How” means any and all Know-How that is: (a) conceived, generated, created or, in the case of a patentable invention, invented by or on behalf of one or more employees, agents, or independent contractors of a Party or its Affiliates or Subcontractors, either alone or jointly with one or more employees, agents, or independent contractors of the other Party or its Affiliates or Subcontractors, in the conduct of Development Activities under the Development Plan, the planning or preparation for such Development Activities during the Term; or (b) otherwise conceived, generated, created or, in the case of a patentable invention, invented during the Term by or on behalf of either Party, whether solely or jointly, in the performance of activities under this Agreement.

1.38.

“Collaboration Patent Rights” means any and all Patent Rights that claim any Collaboration Know-How. Collaboration Patent Rights do not include any Beta Background Patent Rights or any Xeris Background Patent Rights.

1.39.

“Collaboration Technology” means, collectively, all Collaboration Know-How and all Collaboration Patent Rights. Collaboration Technology does not include any Beta Background Technology or any Xeris Background Technology.

1.40.

“Combination Product” means a Glucagon Product that is sold in the form of a combination containing or comprising such Glucagon Product together with (a) one or more other therapeutically active pharmaceutical agents [***], or (b) any other product, [***] in each case ((a) and (b)) that is [***] (such other [***], “Other Product”).

1.41.	“Commercial License” has the meaning set forth in Section 2.2 (License Grants to Beta).

1.42.	“Commercial Supply Agreement” has the meaning set forth in Section 5.2 (Commercial Supply).

1.43.	“Commercial Supply Cost” has the meaning set forth in Section 5.2 (Commercial Supply).

1.44.

“Commercialize” or “Commercialization” means, with respect to any product, any and all activities directed to the marketing, promotion, Packaging and Labeling, distribution, pricing, reimbursement, import, export, offering for sale, and sale of such product and interacting with Regulatory Authorities following receipt of Regulatory Approval in the applicable country or region for such product regarding the foregoing, including seeking and maintaining any required Pricing Approval, but excluding any activities directed to Manufacturing or Development. “Commercializing,” and “Commercialized” will be construed accordingly.

1.45.

“Commercially Reasonable Efforts” means with respect to a Party’s obligations under this Agreement, the carrying out of such obligations or tasks with a level of effort and resources consistent with the level of efforts and resources typically used by other similarly situated companies of similar size and similar resources in the Development and Commercialization of a therapeutic product with similar commercial potential and at a similar stage in its research, development or commercial life as the relevant Glucagon Product, taking into account [***].

1.46.	“[***]” has the meaning set forth in [***].

1.47.	“[***]” means [***].

1.48.	“Confidential Information” has the meaning set forth in Section 9.1 (Confidential Information).

1.49.	“Confidentiality Agreement” has the meaning set forth in Section 9.2 (Duty of Confidence).

1.50.

“Control,” “Controls,” or “Controlled by” means the possession by a Party (whether by ownership, license, or otherwise other than pursuant to this Agreement) of: (a) with respect to any tangible Know-How, the legal authority or right to physical possession of such tangible Know-How, with the right to provide such tangible Know-How to the other Party on the terms set forth herein; or (b) with respect to Patent Rights, Regulatory Approvals, Regulatory Materials, intangible Know-How, or other Intellectual Property, the legal authority or right to grant a license, sublicense, access, or right to use (as applicable) to the other Party under such Patent Rights, Regulatory Approvals, Regulatory Materials, intangible Know-How or other Intellectual Property on the terms set forth herein, in each case (clauses (a) and (b)) without breaching or otherwise violating the terms of any arrangement or agreement with a Third Party in existence as of the time such Party or its Affiliates would first be required hereunder to grant the other Party such access, right to use, licenses, or sublicense. Notwithstanding the foregoing, a Party will not be deemed to “Control” any Patent Rights, Regulatory Approvals, Regulatory Materials, Know-How, or other Intellectual Property that, prior to the consummation of a Change of Control of such Party, is owned or in-licensed by a Third Party that becomes an Affiliate of such Party after the Effective Date as a result of such Change of Control unless (i) immediately prior to the consummation of such Change of Control, such Party or any of its Affiliates also Controlled such Patent Rights, Regulatory Approvals, Regulatory Materials, Know-How, or other Intellectual Property or (ii) after the consummation of such Change of Control, such Party or any of its Affiliates determines to use or uses any such Patent Rights, Regulatory Approvals, Regulatory Materials, Know-How, or other Intellectual Property in the performance of its obligations or exercise of its rights under this Agreement, in each of which cases (clauses (i) and (ii)) such Patent Rights, Regulatory Approvals, Regulatory Materials, Know-How, or other Intellectual Property will be “Controlled” by such Party for purposes of this Agreement.

1.51.

“Corporate Mark” means, with respect to Xeris, the corporate names, trademarks, or logos of Xeris set forth on Schedule 1.51 (Corporate Marks) or otherwise provided by Xeris to Beta from time to time during the Term, in each case, to be used in connection with the Development, Packaging and Labeling, or Commercialization of Glucagon Products in the Field.

1.52.

“Covers” means, with respect to a given Glucagon Product in a given country and a Xeris Background Patent Right or Xeris Collaboration Patent Right that (a) such Patent Right has a Valid Claim in such country that claims such Glucagon Product in the Field and (b) absent ownership of, or a license to, such Patent Right, the sale of such Glucagon Product in the Field in such country would infringe such Valid Claim.

1.53.	“CREATE Act” means the Cooperative Research and Technology Enhancement Act of 2004, 35 U.S.C. § 102(c).

1.54.

“Deliverables” means any and all deliverables specified in the Development Plan to be generated and provided by one Party to the other Party in connection with the performance of the Development Activities, including the development updates prepared and shared by the Parties under Section 4.7.2 (Development Updates).

1.55.

“Develop” or “Development” means, with respect to any product, any and all internal and external research, development or regulatory activities regarding such product, including (a) research, process development, non-clinical testing, toxicology, nonclinical and preclinical activities, preclinical testing, toxicity studies, and Clinical Trials, and (b) the preparation, submission, review, and development of data or information for the purpose of submission to a Regulatory Authority to obtain authorization to conduct clinical trials or to obtain, support, or maintain Regulatory Approval of such product, but excluding any activities directed to Packaging and Labeling, Manufacturing, or Commercialization. Development will include development and regulatory activities (including interacting with Regulatory Authorities) for additional forms, formulations, or indications for a product after receipt of Regulatory Approval of such product (including label expansion), including Clinical Trials initiated following receipt of Regulatory Approval or any Clinical Trial to be conducted after receipt of Regulatory Approval that was mandated by the applicable Regulatory Authority as a condition of such Regulatory Approval with respect to an approved formulation or indication (such as post-marketing studies, observational studies, implementation and management of registries and analysis thereof, in each case if required by any Regulatory Authority in any region in the Territory to support or maintain Regulatory Approval for a product in such region). “Developing” and “Developed” will be construed accordingly.

1.56.	“Development Activities” has the meaning set forth in Section 4.4 (Beta Development Activities).

1.57.	“Development Plan” has the meaning set forth in Section 4.2 (Development Plan).

1.58.

“Development Results” means any and all (a) data and information generated in the performance of Development Activities under the Development Plan or other Development of the Glucagon Product conducted pursuant to this Agreement; and (b) updates furnished by either Party to the other Party under the Development Plan or related to the Development Activities or other Development of the Glucagon Product conducted pursuant to this Agreement, including any and all descriptions of experiments conducted under the Development Plan or pursuant to this Agreement and corresponding analyses and conclusions.

1.59.	“Development Term” means the time period beginning on the Effective Date and continuing until the date of completion of the Development Activities.

1.60.	“Disclosing Party” has the meaning set forth in Section 9.1 (Confidential Information).

1.61.	“Dispute” has the meaning set forth in Section 13.10.1 (Exclusive Dispute Resolution Mechanism).

1.62.	“Dollar” means the U.S. dollar, and “$” will be interpreted accordingly.

1.63.	“Effective Date” has the meaning set forth in the preamble.

1.64.	“Embargoed Countries” has the meaning set forth in Section 10.4.3 (Compliance with Laws).

1.65.	“Executive Officers” means, for Beta, [***] or his/her designee, and for Xeris, [***] or his/her designee.

1.66.

“Exploit” means to Develop, have Developed, make, have made, use, have used, perform medical affairs, have performed medical affairs, offer for sale, have offered for sale, sell, have sold, export, have exported, import, have imported, Manufacture, have Manufactured, Commercialize, have Commercialized, or otherwise exploit. “Exploitation” and “Exploiting” will be construed accordingly.

1.67.

“Export Control Laws” means all Applicable Laws of the United States and applicable jurisdictions, including jurisdictions in which either Party conducts business, which govern exports of controlled commodities, software or technology, embargoes, sanctions and boycotts, including, but not limited to, the Export Administration Regulations, the International Traffic in Arms Regulations, regulations administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, and International Boycott Provisions of Section 999 of the U.S. Internal Revenue Code.

1.68.

“Field” means chronic glycemic control in diabetes mellitus (i.e., the treatment of hypoglycemia in diabetes mellitus) through the use of a Pump System, excluding single-dose, one-time use form for treatment of severe hypoglycemia and diagnostic uses.

1.69.

“First Commercial Sale” means, with respect to a Glucagon Product in a given country in the Territory, the first commercial sale of such Glucagon Product by Beta, its Affiliate, or Sublicensee to a non-sublicensee Third Party for end use or consumption of such Glucagon Product in the Field in such country following Regulatory Approval of such Glucagon Product in such country. First Commercial Sale of a Glucagon Product in a given country will not include any distribution or other sale prior to the receipt of Regulatory Approval for such Glucagon Product in such country, including Glucagon Product supplied solely for patient assistance, named patient use, compassionate use or other patient access programs, or test marketing programs or non-registrational studies or similar programs or studies, in each case, where the Glucagon Product is [***].

1.70.	“Force Majeure” has the meaning set forth in Section 13.2 (Force Majeure).

1.71.

“FTE” means the equivalent of the work of one duly qualified employee of a Party full time for one year (consisting of a total of [***] hours per year) carrying out activities under this Agreement. [***].

1.72.

“FTE Rate” means the amount for an FTE per Calendar Year, which for the Calendar Year ending on December 31, 2024 will be [***] per FTE, pro-rated for the period beginning on the Effective Date and ending on December 31, 2024. [***].

1.73.	“GAAP” means the generally accepted accounting principles in the United States, consistently applied.

1.74.

“Generic Product” means, with respect to a Glucagon Product and on a country-by-country basis, a product whose approval or marketing authorization relies in whole or in part on (a) a prior Regulatory Approval granted to such Glucagon Product, or (b) any data contained or incorporated by reference in a prior Regulatory Approval granted to such Glucagon Product, including a product authorized for sale in the United States pursuant to Section 505(b)(2) or Section 505(j) of the Federal Food, Drug, and Cosmetic Act (21 U.S.C. 355(b)(2) and 21 U.S.C. 355(j), respectively), or analogous versions of such Applicable Law in the applicable country, including any amendments and successor law with respect thereto.

1.75.

“Glucagon Product” means a drug product comprising the Reformulated Glucagon for use in a Pump System (and excluding single-dose, one-time use form for treatment of severe hypoglycemia, including [***]).

For clarity, Glucagon Product in finished form shall include its Packaging and Labeling (including any cartridges and vials included in such Packaging and Labeling that are not proprietary to Beta or any of its Affiliates), but shall not include any component of any Beta Product.

1.76.

“Governmental Authority” means any applicable (a) government of any country or territory, (b) any nation, state, province, county, city, or other political subdivision thereof, or (c) any arbitral or supranational body or (d) government authority, court, tribunal, arbitrator, agency, department, legislative body, commission, or other instrumentality of any of the foregoing.

1.77.	“Indemnified Party” has the meaning set forth in Section 12.3.1 (Notice).

1.78.	“Indemnifying Party” has the meaning set forth in Section 12.3.1 (Notice).

1.79.	“Infringement” has the meaning set forth in Section 7.4.1 (Notification).

1.80.	“Infringement Action” has the meaning set forth in Section 7.4.2 (Xeris Right to Enforce).

1.81.

“Intellectual Property” means all Patent Rights, rights to inventions, copyrights, design rights, trademarks, trade secrets, Know-How, and all other intellectual property (whether registered or unregistered) and all applications and rights to apply for any of the foregoing, anywhere in the world.

1.82.

“Joint Collaboration Know-How” means any and all Collaboration Know-How that (a) is solely related to (i) a Glucagon Product or (ii) the use of a Glucagon Product or (b) incorporates or relates to both the (i) Beta Background Technology (including all improvements, enhancements or derivatives of any Beta Background Technology) and (ii) Xeris Background Technology (including all improvements, enhancements or derivatives of any Xeris Background Technology).

1.83.	“Joint Collaboration Patent Rights” means any and all Collaboration Patent Rights to the extent claiming Joint Collaboration Know-How.

1.84.	“Joint Collaboration Technology” means all Joint Collaboration Know-How and Joint Collaboration Patent Rights.

1.85.	“JSC” has the meaning set forth in Section 3.2 (Joint Steering Committee).

1.86.

“Know-How” means any invention, conception, discovery, creation, improvement, or modification, whether or not patentable, including processes, methods, formulas, technical information, materials, compositions, formulas, skills, ideas, designs, drawings, procedures, biological materials, assays, compounds, techniques, computer software and documentation, specifications, results, Development Results, data and know-how (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, preclinical, clinical, safety, manufacturing and quality control data, and know-how, including study designs and protocols), in written, electronic, or any other form, including all laboratory notebooks and other written materials containing or comprising the same; provided that Know-How does not include Patent Rights.

1.87.	“Knowledge” means [***] of

(a) [***] and (b) [***].

1.88.	“Late Stage Xeris Development Activities” means the Xeris Development Activities set forth in the Development Plan following the Stage 1 Xeris Development Activities.

1.89.	“Liabilities” has the meaning set forth in Section 12.1 (Indemnification by Beta).

1.90.	“Losses” means liability, damage, loss, or expense (including reasonable attorneys’ fees and expenses).

1.91.

“Manufacture” means activities directed to manufacturing, processing, packaging, labeling, filling, finishing, assembly, quality assurance, quality control, testing, and release, shipping, or storage of any pharmaceutical or biologic product (or any components or process steps involving any product or any companion diagnostic), placebo, or comparator agent, as the case may be, including process development, qualification, and validation, scale-up, preclinical, clinical, and commercial manufacture and analytic development, product characterization, and stability testing, but excluding activities directed to Development, Packaging and Labeling, or Commercialization. “Manufacturing” and “Manufactured” will be construed accordingly.

1.92.	“Manufacturing Transfer Date” has the meaning set forth in Section 5.2.2 (Commercial Supply Agreement).

1.93.	“Minimally Acceptable Results” has the meaning set forth in Section 8.2 (Milestone Payments).

1.94.

“Net Sales” means the gross amount invoiced or received by Beta and its Affiliates and Sublicensees (each of the foregoing, a “Seller”) to independent, unrelated persons (including Third Party distributors) (“Buyers”) in bona fide arm’s length transactions with respect to a Glucagon Product, less the following deductions, in each case, to the extent [***].

1.95.	“Non-Bankrupt Party” has the meaning set forth in Section 2.5 (Bankruptcy).

1.96.	“Non-Breaching Party” has the meaning set forth in Section 11.3.1 (Material Breach).

1.97.	“Non-Publishing Party” has the meaning set forth in Section 9.5 (Publication).

1.98.	“Other Product” has the meaning set forth in Section 1.40 (Combination Product).

1.99.	“Out-of-Pocket Costs” means, with respect to activities to be performed under the Development Plan or otherwise under this Agreement, the [***].

1.100.

“Packaging and Labeling” means primary, secondary, or tertiary packaging and labeling of a Glucagon Product (in its commercial packaging presentation) for sale or use in a country, including the Approved Labeling and insertion of materials such as patient inserts, patient medication guides, and professional inserts and any other written, printed, or graphic materials accompanying such Glucagon Product and any brand security or anti-counterfeiting measures included in the packaging elements for such Glucagon Product considered to be part of the finished packaged Glucagon Product, and all testing and release thereof.

1.101.	“Party” and “Parties” have the meaning set forth in the preamble.

1.102.	“Patent Challenge” has the meaning set forth in Section 11.3.3 (Patent Challenge).

1.103.

“Patent Rights” means any and all (a) issued patents, (b) pending patent applications, including all provisional applications, substitutions, continuations, continuations-in-part, divisions and renewals, and all patents granted thereon, (c) patents-of-addition, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms, including patent term adjustments, patent term extensions, supplementary protection certificates or the equivalent thereof, (d) inventor’s certificates, (e) other forms of government-issued rights substantially similar to any of the foregoing, and (f) United States and foreign counterparts of any of the foregoing.

1.104.

“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization, including a government or political subdivision or department or agency of a government.

1.105.	“Pharmacovigilance Agreement” means the pharmacovigilance agreement for the Glucagon Product to be entered into pursuant to Section 6.1.2 (Pharmacovigilance Agreement).

1.106.

“Phase 2 Clinical Trial” means any Clinical Trial for a pharmaceutical or biologic product that would satisfy the requirements of 21 C.F.R. § 312.21(b), or its foreign equivalent, as may be amended from time to time, or any analogous Clinical Trial described or defined in Applicable Laws.

1.107.	“Phase 2 Supply Cost” has the meaning set forth in Section 5.1.2(a) (Phase 2 Supply).

1.108.

“Phase 3 Clinical Trial” means any Clinical Trial for a pharmaceutical or biologic product that would satisfy the requirements of 21 C.F.R. § 312.21(c), or its foreign equivalent, as may be amended from time to time, or any analogous Clinical Trial described or defined in Applicable Laws.

1.109.	“Phase 3 Supply Cost” has the meaning set forth in Section 5.1.2(b) (Phase 3 Supply).

1.110.

“Pricing Approval” means, in any country where a Governmental Authority authorizes reimbursement for, or approves or determines pricing for, pharmaceutical or biologic products, the receipt (or, if required to make such authorization, approval or determination effective, the publication) of such reimbursement authorization or pricing approval or determination (as the case may be).

1.111.	“Prohibited Party Lists” has the meaning set forth in Section 10.4.3 (Compliance with Laws).

1.112.

“Prosecution” or “Prosecute” means the preparation, filing, prosecution, maintenance, and defense of any Patent Rights and any proceeding before the United States Patent and Trademark Office (including the Patent Trial and Appeal Board) and foreign patent offices in connection with Patent Rights, including reissues, reexaminations, inter partes review, supplemental examination, appeals, interferences, derivation proceedings, oppositions, post grant reviews and any judicial or other appeals of the foregoing.

1.113.	“Publishing Party” has the meaning set forth in Section 9.5 (Publication).

1.114.	“Pump System” means a bihormonal pump product or system for glycemic control, including a Beta Product, or a single hormonal pump product or system for glycemic control.

1.115.	“Receiving Party” has the meaning set forth in Section 9.1 (Confidential Information).

1.116.	“Reformulated Glucagon” means any glucagon product that is (a) reformulated [***].

1.117.

“Regulatory Approval” means any and all approvals, licenses, registrations, or authorizations of any Regulatory Authority, in each case that are necessary for the marketing and sale of a pharmaceutical or biologic product in a country or group of countries (including all Pricing Approvals required for sale of a product in such country or group of countries), or for pharmacovigilance of such pharmaceutical or biologic products, in a country or group of countries.

1.118.

“Regulatory Authority” means any applicable government regulatory authority involved in granting Regulatory Approvals or any other approvals for the Exploitation of products, including the United States Food and Drug Administration and the European Medicines Agency.

1.119.

“Regulatory Exclusivity” means, with respect to any country in the Territory and a Glucagon Product, an exclusive marketing protection, other than Patent Right protection, granted by a Regulatory Authority for such Glucagon Product in such country which confers an exclusive Commercialization period during which period Beta or its Affiliates or Sublicensees have the exclusive right to market and sell such Glucagon Product in the Field in such country through a regulatory exclusivity right.

1.120.

“Regulatory Materials” means all regulatory applications, submissions, notifications, communications, correspondences, registrations, approvals, and other filings made to, received from, or otherwise conducted with a Regulatory Authority in order to Develop, Manufacture, Commercialize, or otherwise Exploit a product in a particular country or jurisdiction, as well as minutes of any material meetings, telephone conferences, or discussions with the relevant Regulatory Authority.

1.121.	“Royalties” has the meaning set forth in Section 8.3.1 (Royalty Rates).

1.122.	“Royalty Report” has the meaning set forth in Section 8.3.3 (Royalty Reports; Royalty Payments).

1.123.	“Royalty Term” has the meaning set forth in Section 8.3.2 (Royalty Term).

1.124.	“Sell-Off Period” has the meaning set forth in Section 11.4.6 (Return or Destruction of Materials).

1.125.	“Seller” has the meaning set forth in Section 1.92 (Net Sales).

1.126.	“Stage 1 Xeris Development Activities” means the Xeris Development Activities set forth in the section of the Development Plan entitled “Stage 1.”

1.127.

“Subcontractor” means a Third Party contractor engaged by a Party to perform certain obligations or exercise certain rights of such Party under this Agreement, and with respect to Xeris, solely for the performance of Development Activities, other Development activities, and Manufacturing activities under this Agreement.

1.128.	“Sublicensee” means a Third Party, other than a Subcontractor, that is granted a sublicense by Beta under the license grants in Section 2.2 (License Grants to Beta).

1.129.	“Term” has the meaning set forth in Section 11.1 (Term).

1.130.

“Terminated Region” means (a) [***], as applicable, by Beta pursuant to Section 11.2 (Termination for Convenience), or (b) all countries in the Territory if this Agreement is terminated (i) in its entirety or for [***] by Beta pursuant to Section 11.2 (Termination for Convenience) or (ii) in its entirety by Xeris pursuant to Section 11.3.3 (Patent Challenge) or by either Party pursuant to Section 11.3.1 (Termination for Cause) or Section 11.3.4 (Insolvency).

1.131.	“Territory” means worldwide, excluding any Terminated Region.

1.132.	“Third Party” means any Person other than Xeris, Beta, and their respective Affiliates.

1.133.	“Upfront Payment” has the meaning set forth in Section 8.1 (Upfront Payment).

1.134.

“Valid Claim” means (a) a claim of any issued and unexpired Patent Right whose validity, enforceability, or patentability has not been revoked or otherwise affected by: (i) irretrievable lapse, abandonment, revocation, dedication to the public, disclaimer or other admission of invalidity, unenforceability or non-patentability; or (ii) a holding, finding, or decision of invalidity, unenforceability, or non-patentability by a court, government authority, national or regional patent office, or other appropriate body that has competent jurisdiction, such holding, finding, or decision being final and unappealable or unappealed within the time allowed for appeal, or (b) a pending claim of an unissued, pending patent application that has been filed and continues to be prosecuted in good faith and that has not been (i) cancelled, withdrawn or abandoned or finally rejected by an administrative agency action from which no appeal can be taken and (ii) pending for more than [***] from its earliest priority date. For clarity, a holding, finding, or decision being final and unappealable means a holding, finding or decision from which no appeal (other than a petition to the United States Supreme Court for a writ of certiorari or a similar appeal the consideration of which is subject to the discretion of the higher court) can be or has been taken.

1.135.	“VAT” means value added tax, sales taxes, consumption taxes and other similar taxes imposed or required by Applicable Law.

1.136.	“Withholding Taxes” has the meaning set forth in Section 8.8.3 (Withholding Tax; Cooperation).

1.137.	“Xeris” has the meaning set forth in the preamble.

1.138.	“Xeris Background Know-How” means any and all Know-How, other than Collaboration Know-How, that is Controlled by Xeris or its Affiliates as of the Effective Date or during the Term.

1.139.

“Xeris Background Patent Rights” means any and all Patent Rights that are Controlled by Xeris or its Affiliates as of the Effective Date or during the Term that disclose or claim any Xeris Background Know-How, including the Xeris Formulation Patents.

1.140.	“Xeris Background Technology” means, collectively, Xeris Background Know-How and Xeris Background Patent Rights. For clarity, the Xeris Background Technology includes the Xeris Technology.

1.141.

“Xeris Collaboration Know-How” means any and all (a) Collaboration Know-How, other than Joint Collaboration Know-How, that (i) incorporates or specifically relates to any Xeris Background Technology (including all improvements, enhancements or derivatives of any Xeris Background Technology) and (ii) does not also incorporate or specifically relate to any Beta Background Technology, and (b) other Collaboration Know-How conceived, generated, created or, in the case of a patentable invention, invented solely by or on behalf of one or more employees, agents, or independent contractors of Xeris or its Affiliates or Subcontractors that (i) is not Joint Collaboration Know-How or (ii) within clause (a) of the definition of Beta Collaboration Know-How.

1.142.	“Xeris Collaboration Patent Rights” means any and all Collaboration Patent Rights to the extent claiming Xeris Collaboration Know-How.

1.143.	“Xeris Collaboration Technology” means, collectively, Xeris Collaboration Know-How and Xeris Collaboration Patent Rights.

1.144.	“Xeris Development Activities” has the meaning set forth in Section 4.3 (Xeris Development Activities).

1.145.	“Xeris Formulation Patents” means [***].

1.146.	“Xeris Indemnitees” has the meaning set forth in Section 12.1 (Indemnification by Beta).

1.147.	“Xeris Patent Rights” means the Xeris Background Patent Rights and the Xeris Collaboration Patent Rights.

1.148.	“Xeris Technology” means, collectively, the Xeris Background Technology and any and all Xeris Collaboration Technology, and Xeris’ interest in the Joint Collaboration Technology.

2.	LICENSE GRANTS.

2.1.

License Grant to Xeris. Subject to the terms and conditions of this Agreement, Beta, on behalf of itself and its Affiliates, hereby grants and agrees to grant to Xeris and its Affiliates a non-exclusive, fully paid, royalty-free, non-transferrable (except to the extent permitted under Section 13.1 (Assignment)), license, with the right to grant sublicenses only to Subcontractors engaged in accordance with Section 4.10 (Subcontractors), under the Beta Technology that is necessary or reasonably useful for the conduct of the Xeris Development Activities or other Development activities pursuant to this Agreement in the Field in the Territory, solely to conduct such Xeris Development Activities and such other Development in the Field in the Territory.

2.2.	License Grants to Beta.

2.2.1.

Development and Commercialization. Subject to the terms and conditions of this Agreement, Xeris, on behalf of itself and its Affiliates, hereby grants to Beta an exclusive (even as to Xeris and its Affiliates, subject to Section 2.6 (Retained Rights)), non-transferrable (except to the extent permitted under Section 13.1 (Assignment)) license under the Xeris Technology that is necessary or reasonably useful for (a) the conduct of the Development Activities and other Development of the Glucagon Products in the Field in the Territory during the Development Term solely to conduct such Development Activities and such other Development in the Field in the Territory, and (b) following the Development Term, the Development and Commercialization of the Glucagon Products in the Field in the Territory to Develop and Commercialize the Glucagon Products in the Field in the Territory. The license set forth in the foregoing (a) is sublicensable only to [***], and the license set forth in the foregoing (b) is sublicensable through multiple tiers in accordance with Section 2.3 (Sublicensing).

2.2.2.

Manufacturing. Subject to the terms and conditions of this Agreement, commencing upon the Manufacturing Transfer Date, Xeris, on behalf of itself and its Affiliates, hereby grants to Beta an exclusive, non-transferrable (except to the extent permitted under Section 13.1 (Assignment)) license under the Xeris Technology that is necessary or reasonably useful for the Manufacture of the Glucagon Products in the Field in the Territory solely to Manufacture the Glucagon Products in the Field in the Territory. The license set forth in this Section 2.2.2 (Manufacturing) is sublicensable through multiple tiers in accordance with Section 2.3 (Sublicensing).

2.2.3.

Corporate Marks. Subject to the terms and conditions of this Agreement, Xeris hereby grants to Beta a non-exclusive, royalty-free, sublicensable in accordance with Section 2.3 (Sublicensing), license under the Corporate Marks of Xeris (a) during the Term, solely for the Development, Packaging and Labeling, and Commercialization of the Glucagon Products in the Field in the Territory and (b) commencing upon the Manufacturing Transfer Date and continuing throughout the Term, solely for the Manufacture of the Glucagon Products in the Field in the Territory, in each case ((a) or (b)), to the extent permitted under Applicable Law. In the exercise of the license set forth in this Section 2.2.3 (Corporate Marks) (a) Beta shall, and shall require its Affiliates and any Sublicensee to, use the Corporate Marks of Xeris in a manner consistent with Xeris’ reasonable trademark usage policy and guidelines that are provided to Beta in writing from time to time, and in a manner that does not otherwise diminish the value of or dilute such Corporate Marks of Xeris; (b) Beta shall, upon Xeris’ reasonable request from time to time, provide samples of the Packaging and Labeling, advertising or promotional materials that use such Corporate

Marks; and (c) Beta shall promptly notify Xeris if it becomes aware of an actual or threatened (in writing) infringement of the Corporate Marks of Xeris in connection with activities contemplated under this Agreement. All goodwill arising from the use by Beta, its Affiliates and Sublicensees of the Corporate Marks of Xeris belongs to and will inure to Xeris or its applicable Affiliate.

2.3.	Sublicensing.

2.3.1.

Right to Sublicense. Subject to the terms of Section 2.3.2 (Sublicense Requirements) and Section 2.2 (License Grants to Beta), Beta may not grant sublicenses (including the right to grant further sublicenses in multiple tiers) under the licenses it receives under Section 2.2 (License Grants to Beta) to any of its Affiliates or any Sublicensee without [***].

2.3.2.

Sublicense Requirements. Beta will ensure that all sublicenses granted to Affiliate and Sublicensees pursuant to Section 2.3.1 (Right to Sublicense) (a) are consistent with the applicable terms of this Agreement, including (i) [***], (ii) [***], (iii) to the extent [***], and (iv) [***]. Beta will remain responsible and liable for the performance of all Sublicensees under their respective sublicensed rights to the same extent as if such activities were conducted by Beta. In no event will any sublicense relieve Beta of any of its obligations under this Agreement. No later than [***] following the execution of any sublicense agreement by Beta of the licenses Beta receives under Section 2.2 (License Grants to Beta), which sublicense grants Commercialization rights for a Glucagon Product to a Third Party (but excluding agreements with any distributors, contract sales forces or other subcontractors, even if such agreements contain a sublicense), Beta will deliver to Xeris a copy of any executed sublicense agreement (redacted as necessary to protect confidential information that is not necessary for Xeris to confirm compliance with this Agreement).

2.4.	Exclusivity.

2.4.1.

Non-Compete Covenant. From the Effective Date until the expiration or termination of this Agreement in its entirety, except as set forth in Section 2.4.2 (Change of Control of a Party), neither Party nor its Affiliates will (either alone or with, for or on behalf of any Third Parties, including granting any license or other right to any Third Parties), directly or indirectly, Develop, Commercialize, or otherwise Exploit any Competing Product in the Field in the Territory.

2.4.2.	[***]

2.4.3.	[***]

2.5.

Bankruptcy. All rights and licenses to Intellectual Property granted under or pursuant to this Agreement by a Party to the other are and will otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the Bankruptcy Code. The Parties agree that the Parties and their respective sublicensees, as sublicensees of such rights under this Agreement, will retain and may fully exercise all of their rights and elections under the Bankruptcy Code and any foreign counterpart thereto. The Parties further agree that upon commencement of a bankruptcy proceeding by or against a Party (the “Bankrupt Party”) under the Bankruptcy Code, the other Party (the “Non-Bankrupt Party”) will be entitled to a complete duplicate of, or complete access to (as the Non-Bankrupt Party deems appropriate), all such intellectual property and all embodiments of such intellectual property. Such intellectual property and all embodiments of such intellectual property will be promptly delivered to the Non-Bankrupt Party (a) upon any such commencement of a bankruptcy proceeding and upon written request by the Non-Bankrupt Party, unless the Bankrupt Party elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under clause (a) above, upon the rejection of this Agreement by or on behalf of the Bankrupt Party and upon written request by the Non-Bankrupt Party. The Bankrupt Party (in any capacity, including debtor in possession) and its successors and assigns (including any trustee) agree not to interfere with the exercise by the Non-Bankrupt Party or its Affiliates of its rights and licenses to such intellectual property and such embodiments of intellectual property in accordance with this Agreement, and agrees to assist the Non-Bankrupt Party and its Affiliates in reasonable respects in obtaining such intellectual property and such embodiments of intellectual property in the possession or control of Third Parties as are reasonably necessary or desirable for the Non-Bankrupt Party to exercise such rights and licenses in accordance with this Agreement. The foregoing provisions are without prejudice to any rights the Non-Bankrupt Party may have arising under the Bankruptcy Code or other Applicable Laws.

2.6.

Retained Rights. All rights not expressly granted by a Party to the other Party under this Agreement are retained by such Party and may be used by such Party for any purpose that does not violate the terms of this Agreement. Without limiting the foregoing, Xeris hereby expressly retains the right under the Xeris Technology to (a) perform the Xeris Development Activities for the Glucagon Products in the Territory in accordance with the Development Plan, (b) Manufacture the Glucagon Products in the Territory until the Manufacturing Transfer Date, (c) Manufacture the Reformulated Glucagon for use outside the Field, and (d) perform Xeris’ other obligations under this Agreement.

2.7.

No Implied License. Neither Party grants to the other Party any rights or licenses in any Patent Rights, Know-How, copyrights, or other intellectual property or other proprietary rights of such Party, except as specifically set forth in this Agreement.

3.	GOVERNANCE.

3.1.

Alliance Managers. Promptly after the Effective Date, each Party will appoint a representative to act as its alliance manager under this Agreement (each, an “Alliance Manager”) by providing written notification to the other Party. The Alliance Managers will serve as representatives of their respective Party on the JSC and assist the JSC in performing its oversight responsibilities. In particular, each Alliance Manager will (a) identify and bring disputes to the attention of the JSC (or the Parties, as applicable) in a timely manner and be the point of first referral in all matters of conflict resolution; (b) provide a single point of communication for seeking consensus both internally within the Parties’ respective organizations and between the Parties regarding issues that arise in the performance of the Development Activities; (c) plan and coordinate cooperative efforts and internal and external communications; and (d) take responsibility for ensuring that governance activities, such as the conduct of JSC meetings and drafting and securing approval of meeting minutes, occur as set forth in this Agreement and that relevant action items resulting from such meetings are appropriately carried out or otherwise addressed. Each Party’s Alliance Manager will have appropriate experience, knowledge and authority within such Party’s organization with respect to the responsibilities allocated to Alliance Managers under this Agreement. Each Party may replace its Alliance Manager at any time upon written notice to the other Party.

3.2.	Joint Steering Committee.

3.2.1.

Establishment. [***] the Parties will establish a joint steering committee (“JSC”) to oversee the activities of the Parties under this Agreement, as further described in Section 3.2.2 (Responsibilities).

3.2.2.

Responsibilities. The JSC will oversee and monitor the Parties’ collaboration on the Development of the Glucagon Product under the Development Plan and Xeris’ supply of the Glucagon Products to Beta under this Agreement. Within such scope the JSC will, subject to Section 3.3 (JSC Decision; Dispute Resolution of JSC Matters) and Section 3.4 (Limits on Decision Making Authority):

(a)	oversee the research and Development the Glucagon Product under the Development Plan;

(b)	review, discuss and approve amendment to the Development Plan in accordance with Section 4.2.2 (Amendments to the Development Plan);

(c)	review and discuss the status, progress, and results of the Parties’ Development Activities;

(d)	review Development Results and other updates submitted to the JSC pursuant to this Agreement;

(e)	oversee Xeris’ Manufacturing of the Glucagon Product under this Agreement; and

(f)	discuss and attempt to resolve Manufacturing-related issues [***]

3.2.3.

Composition. The JSC will consist of an equal number of Xeris representatives and Beta representatives, in each case including the Alliance Manager of such Party, with such number of representatives to be agreed by the Parties. Each Party will designate its non-Alliance Manager JSC representatives within [***] after the Effective Date. A Party may change one or more of its JSC representatives from time to time in its sole discretion, effective upon written notice to the other Party of such change. A Party’s representatives to the JSC will have appropriate experience, knowledge and authority within such Party’s organization with respect to the responsibilities allocated to the JSC under this Agreement.

3.2.4.	Meetings.

(a)

The JSC will meet at least once every Calendar Quarter during the Development Term (or such other frequency as agreed to by the Parties) in accordance with a schedule agreed to by the Parties. No later than [***] prior to any meeting of the JSC, the Alliance Managers will jointly prepare and circulate an agenda for such meeting; provided, however, that either Party may propose additional topics to be included on such agenda, prior to such meeting so long as the other Party consents to such later additional of such agenda items. The JSC may meet in person or by means of teleconference, internet conference, videoconference, or other similar communications equipment. Each Party will bear its own travel, lodging and telecommunication expenses related to participation in and attendance at such meetings by its JSC representatives.

(b)

Each Party may invite non-voting observers to attend any JSC meeting; provided that any such observers who are not employees of either Party or its Affiliates may only attend with the prior written consent of the other Party, which consent will not be unreasonably withheld. All such observers will be bound by confidentiality and non-use obligations similar to those contained in Article 9 (Confidentiality; Publication), or which are otherwise acceptable to both Parties.

(c)

Xeris’ Alliance Manager and Beta’s Alliance Manager will alternate responsibility for preparing written reasonably detailed draft minutes of each meeting of the JSC, and will provide the draft minutes to the Alliance Manager of the other Party within [***] after such meeting to coordinate review and approval by such other Party’s JSC members, which such JSC members will provide any comments within [***] of receipt of such written draft minutes. The Parties will limit the content of such minutes to factual statements regarding any actions proposed or decisions made by the JSC. The Parties will refrain from including any opinions or other extraneous content in such minutes. The JSC minutes will become official when approved by the JSC at the next regularly scheduled JSC meeting, it being understood that actionable items approved and directed by the JSC during any meeting of the JSC will commence notwithstanding the timing of formal approval of JSC minutes for such meeting. Any discrepancies or disputes with respect to the content of JSC minutes will be resolved by the JSC.

3.3.

JSC Decision; Dispute Resolution of JSC Matters. All JSC decisions shall be made by unanimous vote, with each Party’s representatives collectively having one vote. The presence of at least one of each Party’s JSC representatives constitutes a quorum for the conduct of business at any JSC meeting, and no vote of the JSC may be taken without a quorum present. If, after reasonable discussion and good faith consideration of each Party’s view on a particular matter within the purview of the JSC, the JSC representatives of the Parties cannot reach agreement on such matter, then such matter will be escalated to the Executive Officers of each Party. The Executive Officers will meet promptly after referral of a matter to them and will negotiate in good faith to resolve such matter during a period of up to [***] following such referral. In the event that such Executive Officers are unable to resolve such matter, [***].

3.4.

Limitations on Decision-Making. Notwithstanding any provision to the contrary set forth in this Agreement, [***] will have the authority to: (a) modify or amend the terms and conditions of this Agreement; (b) waive or determine either Party’s compliance with the terms and conditions of under this Agreement; or (c) decide any issue in a manner that would conflict with the express terms and conditions of this Agreement. In addition, notwithstanding any provision to the contrary set forth in this Agreement, [***].

4.	DEVELOPMENT.

4.1.

Development Rights. Except for the Development Activities allocated to Xeris in the Development Plan or requested to be conducted by Beta pursuant to the Development Plan, Beta, either itself or with or through Affiliates or Third Party(ies), will have the sole right to Develop (and will control all aspects of the Development of) Glucagon Products in the Field in the Territory, subject to the terms of this Agreement. For the avoidance of doubt, during the applicable Development Term, Beta will not conduct any material Development of the Glucagon Products other than the Beta Development Activities set forth in the Development Plan, unless mutually agreed by the Parties.

4.2.	Development Plan.

4.2.1.

Initial Development Plan. During the Development Term, the Parties will perform development activities in accordance with a written plan prepared by the Parties, together with estimated timelines for each of the foregoing activities (such plan, as amended pursuant to this Agreement the “Development Plan”). The initial Development Plan is attached hereto as Schedule 4.2 (Initial Development Plan). Xeris will have the right to make operational decisions with respect to the Xeris Development Activities and Beta will have the right to make operational decisions with respect to the Beta Development Activities, in each case to be performed under the Development Plan and in accordance with the terms of this Agreement. Each Party will discuss any of its operational decisions with respect to the Development Activities that may impact the estimated timelines in the Development Plan with the other Party. In the event of any conflict between the terms of the Development Plan and the terms of this Agreement, the terms of this Agreement will control.

4.2.2.

Amendments to the Development Plan. Either Party may propose to the JSC amendments to the then-current Development Plan from time to time, as such Party deems appropriate; provided that if Beta proposes any amendment that includes Xeris activities not contemplated by the then-current Development Plan, then such proposed amendment will also include financial terms for Xeris’ conduct of such proposed activities. If approved by the JSC, the amended Development Plan will become effective for the applicable period on the date approved by the JSC (or such other date as the JSC will specify). Any JSC-approved amended Development Plan will supersede the then-current Development Plan for the applicable period.

4.3.

Xeris Development Activities. During the Development Term, Xeris, itself or with or through a Subcontractor engaged in accordance with Section 4.10 (Subcontractors), will use Commercially Reasonable Efforts to (a) perform all activities allocated to it under the Development Plan, (b) prepare and deliver all Deliverables in accordance with the Development Plan, and (c) prepare and deliver all reports in accordance with Section 4.7.2 (Development Updates) (collectively, the “Xeris Development Activities”). Without limiting the foregoing, Xeris shall provide to Beta all Know-How within the Xeris Technology that is necessary to enable Beta to exercise the licenses set forth in Section 2.2 (License Grants to Beta), which Know-How will be mutually agreed upon by the Parties in a tech transfer plan [***].

Xeris will perform all Xeris Development Activities in accordance with the Development Plan and otherwise in accordance with this Agreement and will [***] to meet the estimated timelines for such Xeris Development Activities specified therein. In the event of any anticipated material delay, Xeris will promptly notify Beta. Xeris will be responsible for all internal and Out-of-Pocket Costs incurred by Xeris in the performance of the Stage 1 Xeris Development Activities. With respect to the Late Stage Xeris Development Activities and any additional activities set forth on Schedule 4.3 (Additional Xeris Development Activities), Beta will reimburse Xeris for its and its Affiliates’ documented and reasonable internal expenses at the FTE Rate and its or its Affiliates’ documented and reasonable Out-of-Pocket Costs incurred in the performance of such activities on a pass-through basis, provided that any Out-of-Pocket Cost that [***]. For the avoidance of doubt, any Phase 2 Supply Costs and Phase 3 Supply Costs will not be deemed Xeris Development Activities for purposes of such reimbursement. Xeris may perform any of the Xeris Development Activities itself or through an Affiliate or a Subcontractor engaged in accordance with Section 4.10 (Subcontractors), but subject to Section 4.9 (Beta Materials) with respect to transfer of Beta Materials. Xeris will not be required to perform any obligation that is not set forth in the Development Plan or in this Agreement.

4.4.

Beta Development Activities. During the Development Term, Beta, itself or with or through a Subcontractor engaged in accordance with Section 4.10 (Subcontractors), will use Commercially Reasonable Efforts to (a) perform all activities allocated to it under the Development Plan; (b) prepare and deliver all Deliverables in accordance with the Development Plan, and (c) prepare and deliver all reports in accordance with Section 4.7.2 (Development Updates) (collectively, the “Beta Development Activities” and, together with the Xeris Development Activities, the “Development Activities”). Beta will perform all Beta Development Activities in accordance with the Development Plan and otherwise in accordance with this Agreement and will [***] to meet the estimated timelines for such Beta Development Activities specified therein. Beta will be responsible for all internal and external costs and expenses incurred by Beta in the performance of the Beta Development Activities. Beta may perform any of the Beta Development Activities itself or through an Affiliate or a Subcontractor engaged in accordance with Section 4.10 (Subcontractors). Beta will not be required to perform any obligation that is not set forth in the Development Plan or in this Agreement.

4.5.

Diligence. Beta, either itself or with or through Affiliates or Third Party(ies), will use Commercially Reasonable Efforts to Develop, and to seek Regulatory Approval for, one Glucagon Product in each of [***].

4.6.

Additional Work by Xeris. To the extent not otherwise set forth in this Agreement or in the Development Plan, at the reasonable request of Beta, Xeris will provide to Beta any of the services set forth in Schedule 4.6 (Additional Work) in connection with Beta’s Development of the Glucagon Product and Beta will pay to Xeris the amounts set forth on Schedule 4.6 (Additional Work) for such activities. For all such additional services where such fees are not captured on Schedule 4.6 (Additional Work) (and excluding the Phase 2 Supply Costs and Phase 3 Supply Costs), [***].

4.7.	Development Records and Reports.

4.7.1.

Records. During the Development Term and for [***] thereafter, the Parties will maintain written and electronic records of all Development Activities or other Development of the Glucagon Product performed by or on behalf of such Party, including the Development Results, in sufficient detail and in good scientific manner, appropriate for scientific, patent, and regulatory purposes and in compliance with Applicable Laws with respect to activities intended to be submitted in Regulatory Materials, which records will be complete and properly reflect all work done and results achieved in the performance of its Development Activities or other Development of the Glucagon Product by or on behalf of such Party.

4.7.2.	Development Updates.

(a)

Xeris Development Updates. Xeris will keep Beta reasonably informed on the status, progress, and results of all Xeris Development Activities by providing the JSC with a report containing summaries of the Development Results each Calendar Quarter in the format specified in the Development Plan or other format to be agreed by the Parties. Following the end of the Development Term or in the event of any termination of this Agreement during the Development Term after Xeris has commenced the Xeris Development Activities, Xeris will promptly provide to Beta a final report of all data and other results generated pursuant to the Xeris Development Activities.

(b)

Beta Development Updates. Beta will keep Xeris reasonably informed on the status, progress, and results of all Beta Development Activities and other Development of the Glucagon Product conducted pursuant to this Agreement by providing the JSC with a report containing summaries of the Development Results each Calendar Quarter in the format specified in the Development Plan or other format to be agreed by the Parties. In the event of any termination of this Agreement during the Development Term after Beta has commenced the Beta Development Activities, Beta will promptly provide to Xeris a final report of all data and other results generated pursuant to the Beta Development Activities and other Development of the Glucagon Product conducted pursuant to this Agreement.

(c)

Development Reports. On a country-by-country basis, following [***] and until [***], promptly following the end of each Calendar Quarter, Beta will provide Xeris with a high-level written summary of any Development activities or interactions with Regulatory Authorities resulting from Beta’s, its Affiliate’s, or its Sublicensee’s (a) [***] and (b) [***], in each case ((a) and (b)), (i) since the last written summary and (ii) that are planned for the next Calendar Quarter. Each high-level summary will provide sufficient detail for Xeris to assess Beta’s compliance with its diligence obligations under this Agreement.

(d)

Access to Data. Upon the reasonable written request of either Party, the other Party will grant such Party access at a mutually convenient time during normal business hours and subject to appropriate confidentiality protocols to applicable databases or records maintained by the other Party in order for such requesting Party to review the raw data underlying any Development Results; provided that, such request includes a detailed description explaining why such access is necessary.

4.8.

Performance of Development Activities. Each Party will perform all of its Development Activities (a) with reasonable care and skill consistent with industry standards, (b) in accordance with all Applicable Laws and (c) in accordance with the terms of this Agreement (including the Development Plan). Each Party will use suitably qualified and trained employees and research assistants to perform its Development Activities in a professional manner and will provide or procure all necessary materials and facilities reasonably required to conduct such Development Activities.

4.9.

Beta Materials. To facilitate the conduct of the Development Activities, Beta will provide the agreed quantity of Beta Materials to be used for the performance of the Xeris Development Activities [***]. The quantity of Beta Materials and related activities will be described in the Development Plan. Beta may perform its obligations set forth under this Section 4.9 (Beta Materials) itself or through a Subcontractor, including a CMO, provided that the terms of Section 4.10 (Subcontractors) will apply to any such Subcontractor retained by Beta. Except as set forth in the foregoing, Xeris shall not transfer any Beta Materials provided by Beta to any Third Party without Beta’s prior written consent. The Beta Materials will remain the sole property of Beta, will be used only in the performance of the Xeris Development Activities in accordance with the Development Plan or as otherwise agreed in writing by the Parties, may not be transferred or permitted to be transferred to any Third Party (other than Subcontractors) without Beta’s prior written consent, and, in any case, will not be used in research or testing involving human subjects. Xeris shall not make or attempt to make any derivatives of or modifications to the Beta Materials. Xeris shall not, and shall cause any transferees not to, copy, disassemble, reverse engineer, deconstruct, or attempt to disassemble, reverse engineer or deconstruct, or in any way determine the structure of the Beta Materials for any purpose whatsoever, other than as necessary for the conduct of the Xeris Development Activities.

4.10.

Subcontractors. Each Party will have the right to engage Subcontractors to perform its obligations under the Development Plan or other Development of the Glucagon Product conducted pursuant to this Agreement to the extent such Subcontractors are specified in the Development Plan or otherwise agreed to in writing by the other Party (such agreement not to be unreasonably withheld, delayed or conditioned); provided that, in each case any such permitted Subcontractor is bound by written obligations of confidentiality and non-use at least as restrictive with the obligations in this Agreement and has agreed to assign to such Party (or exclusively license to such Party, with the right to grant sublicenses through multiple tiers) all inventions or other Intellectual Property developed or invented by such Subcontractor in the course of performing such subcontracted work. Each Party will remain responsible and primarily and fully liable for the performance of any subcontracted activities in accordance with this Agreement and for each Subcontractor’s compliance with the terms of this Agreement.

5.	MANUFACTURE AND SUPPLY.

5.1.	Clinical Supply.

5.1.1.

Clinical Supply Agreement. [***] the Parties will negotiate in good faith and enter into a clinical supply agreement for the supply to Beta of Glucagon Products (together with the corresponding quality agreement, the “Clinical Supply Agreement”), pursuant to which Beta will purchase from Xeris Beta’s (and its Affiliates’ and Sublicensees’) requirements of the Glucagon Products as necessary for Beta to fulfill its obligations or exercise its rights under this Agreement related to the Development of the Glucagon Product in the Field in the Territory. The terms of the Clinical Supply Agreement will (a) be consistent with the terms of this Agreement, (b) incorporate customary supply terms including remedies in the event of supply shortfalls, shipment and delivery terms for the Glucagon Products, and (c) [***], to the extent applicable to the supply of Glucagon Products for use in the Field in the Territory for Development purposes. Pursuant to the Clinical Supply Agreement and subject to Beta satisfying its obligations set forth in Section 5.3 (Beta Supply Obligations), Xeris or its Affiliates will supply Glucagon Products to Beta [***].

5.1.2.	Clinical Supply Costs. The Clinical Supply Agreement shall contain, among other terms, the following terms [***]

(a)	[***]

(b)	[***]

5.2.	Commercial Supply.

5.2.1.

Manufacture of Glucagon Product by Beta. Upon the Manufacturing Transfer Date, Beta may Manufacture or have Manufactured the Glucagon Products for its and its Affiliates’ and Sublicensees’ requirements for Commercialization in the Field in the Territory in accordance with the terms and conditions set for the in the Commercial Supply Agreement.

5.2.2.

Commercial Supply Agreement. At a time to be agreed by the Parties, the Parties will negotiate in good faith and enter into a commercial supply agreement (together with the corresponding quality agreement, the “Commercial Supply Agreement”). The Commercial Supply Agreement will incorporate customary terms and conditions for such agreements, including: (a) the circumstances under which the Parties may agree to transfer the right and obligation to Manufacture or have Manufactured Glucagon Products for Commercialization by Beta in the Field and the Territory (the date upon which such transfer is agreed to, the “Manufacturing Transfer Date”); (b) Xeris’ transfer, and a timeline for such transfer, to Beta (or an Affiliate or a CMO selected by Beta) of all Know-How within Xeris Technology that is necessary to enable Beta to Manufacture or have Manufactured the Glucagon Product for Commercialization in the Field in the Territory, such transfer to be initiated upon the Manufacturing Transfer Date; (c) the cost of the Glucagon Product Manufactured by or on behalf of Xeris and provided to Beta, [***] (the “Commercial Supply Cost”); and (d) shipment and delivery terms for the Glucagon Product. The terms of the Commercial Supply Agreement will be consistent with the terms of this Agreement, and will not [***], to the extent applicable to the supply of Glucagon Products for use in the Field in the Territory for Commercial purposes.

5.3.

Beta Supply Obligations. Beta will supply the necessary quantity of Beta Materials to be used in the Manufacture of Glucagon Products in accordance with the Clinical Supply Agreement and the Commercial Supply Agreement. The quantity of supply and related activities will be described in the Clinical Supply Agreement or the Commercial Supply Agreement, as applicable. Beta may perform its obligations set forth under this Section 5.3 (Beta Supply Obligations) itself or through a CMO, provided that the terms of Section 4.10 (Subcontractors) will apply to any such CMO retained by Beta.

6.	REGULATORY; COMMERCIALIZATION.

6.1.	Regulatory.

6.1.1.

Regulatory Responsibility. Beta will have sole responsibility for and control of the preparation, submission, and maintenance of all Regulatory Materials and obtaining Regulatory Approvals with respect to the Glucagon Products in the Field in the Territory and will have sole control over all interactions with the applicable Regulatory Authority with respect thereto; provided, that Xeris will maintain a Drug Master File for the Glucagon Product at the United States Food and Drug Administration in accordance with 21 C.F.R. § 314.420, and will provide a Letter of Authorization to Beta that permits Beta to reference such Drug Master File. Xeris will reasonably cooperate with Beta, at Beta’s reasonable request and at Beta’s cost to the extent such cooperation is not otherwise included in the services set forth in Schedule 4.6 (Additional Work) and provided by Xeris to Beta in accordance with Section 4.6 (Additional Work), with respect to any regulatory matters related to the Glucagon Products. [***]. Beta will own all rights, title, and interests in and to any and all Regulatory Materials and Regulatory Approvals for Glucagon Products and, as between the Parties, all such Regulatory Materials and Regulatory Approvals will be held in the name of Beta.

6.1.2.

Pharmacovigilance Agreement. Beta and Xeris shall enter into a Pharmacovigilance Agreement for each country in the Territory or, if the Parties mutually agree, one Pharmacovigilance Agreement for all countries in the Territory [***] to ensure that an appropriate system for pharmacovigilance activities is in place to assume responsibility and liability for the Glucagon Product in accordance with all Applicable Laws. Beta and Xeris shall observe the procedures and notification requirements as set out in the applicable Pharmacovigilance Agreement with respect to Adverse Events and to any other regulatory and reporting matters.

6.1.3.

Responsibilities of the Qualified Person. Each Party shall designate a suitably qualified person responsible for compliance with its pharmacovigilance obligations. The qualified person of each Party shall be responsible for: (a) the collection of Adverse Event reports for the Glucagon Product reported to the other Party and their respective Affiliates; (b) notification to other Party of such reports in accordance with the terms of the Pharmacovigilance Agreement; (c) the timely submission of individual written reports to the relevant Regulatory Authority in compliance with Applicable Laws; (d) answering pharmacovigilance related questions; and (e) all notifications and communications with any Regulatory Authority related to pharmacovigilance, as appropriate or required by each Party, as applicable.

6.2.	Commercialization.

6.2.1.

General. Beta, either itself or with or through Affiliates or Third Party(ies), will have the sole right to Commercialize (and will control all aspects of the Commercialization of) Glucagon Products in the Field in the Territory, subject to the terms of this Agreement.

6.2.2.	Diligence. Beta, either itself or with or through Affiliates or Third Party(ies), will use Commercially Reasonable Efforts to Commercialize each Glucagon Product in the Field in [***]

7.	INTELLECTUAL PROPERTY.

7.1.

Inventorship of Intellectual Property. All determinations of inventorship under this Agreement will be in accordance with U.S. patent law. Ownership will follow inventorship, except as otherwise provided in Section 7.2 (Ownership).

7.2.	Ownership.

7.2.1.

Xeris Ownership. As between the Parties, Xeris owns (or will own to the extent arising after the Effective Date) all rights, title, and interest in and to the Xeris Background Technology and the Xeris Collaboration Technology. Beta (for itself and its Affiliates) hereby assigns to Xeris (or, to the extent assignment is not permissible, grants to Xeris an exclusive, irrevocable, fully paid-up, sublicensable license or right to practice under) any rights, title, and interest of Beta or its Affiliates in any Xeris Collaboration Technology conceived, generated, created or, in the case of a patentable invention, invented by or on behalf of one or more employees, agents, or independent contractors of Beta or its Affiliates. Beta will provide Xeris all reasonable assistance and cooperation, at Xeris’ request and expense, to perfect and enforce Xeris’ rights in any and all countries, in and to Xeris Collaboration Technology.

7.2.2.

Beta Ownership. As between the Parties, Beta owns (or will own to the extent arising after the Effective Date) all rights, title, and interest in and to the Beta Background Technology and the Beta Collaboration Technology. Xeris (for itself and its Affiliates) hereby assigns to Beta (or, to the extent assignment is not permissible, grants to Beta an exclusive, irrevocable, fully paid-up, sublicensable license or right to practice under) any rights, title, and interest of Xeris or its Affiliates in any Beta Collaboration Technology conceived, generated, created or, in the case of a patentable invention, invented by or on behalf of one or more employees, agents, or independent contractors of Xeris or its Affiliates. Xeris will provide Beta all reasonable assistance and cooperation, at Beta’s request and expense, to perfect and enforce Beta’s rights in any and all countries, in and to Beta Collaboration Technology.

7.2.3.

Joint Ownership. The Parties will jointly own all rights, title, and interest in and to the Joint Collaboration Technology. Each Party (for itself and its Affiliates) hereby assigns to the other Party (or, to the extent assignment is not permissible, grants to the other Party such license or right to practice under) such rights, title, and interest of such Party or its Affiliates in any Joint Collaboration Technology conceived, generated, created or, in the case of a patentable invention, invented by or on behalf of one or more employees, agents, or independent contractors of such Party or its Affiliates as necessary or appropriate to vest joint ownership of the Joint Collaboration Technology in Xeris and Beta. Each Party will provide the other Party all reasonable assistance and cooperation, at the other Party’s request and expense, in order to perfect and enforce such other Party’s rights in any and all counties, in and to the Joint Collaboration Technology. Subject to the terms and conditions set forth in this Agreement including Article 2 (License Grants), each Party will have an equal, undivided interest in and to the Joint Collaboration Technology. The restrictions set forth in this Section 7.2.3 (Joint Ownership) will survive expiration or termination of this Agreement for any reason.

7.2.4.

Disclosure of Inventions. Each Party will promptly disclose to the other Party all potentially patentable Collaboration Know-How that it develops or invents, whether solely or jointly with others (in any event, prior to the filing of any patent application with respect to such inventions), including all invention disclosures or other similar documents submitted to such Party by its or its Affiliates’ employees, agents, or independent contractors relating thereto. Each Party will also respond promptly to reasonable requests from the other Party for additional information relating to such inventions within the Collaboration Know-How.

7.2.5.

Personnel Obligations. Each employee, agent, or independent contractor of a Party or its respective Affiliates or Subcontractors performing activities under this Agreement will, prior to commencing such activities, be bound by invention assignment obligations: (a) promptly reporting any invention, discovery, process, or other Intellectual Property comprising Collaboration Know-How developed, invented, or filed during any performance under this Agreement; (b) presently assigning to the applicable Party all of his or her rights, title, and interests in and to such Collaboration Know-How; (c) cooperating in the preparation, filing, prosecution, maintenance, and enforcement of any Collaboration Patent Rights claiming such Collaboration Know-How; and (d) performing all acts (including good faith testimony by affidavit, declaration, in-person, or other proper means) and signing, executing, acknowledging, and delivering any and all documents required for effecting the obligations and purposes of this Agreement and to support any effort by a Party to establish, perfect, defend, or enforce its rights in and to any Collaboration Technology. It is understood and agreed that any such invention assignment agreement need not reference or be specific to this Agreement.

7.3.	Patent Prosecution.

7.3.1.

Beta Patent Rights. As between the Parties, Beta will have the sole right, but not the obligation, to control the Prosecution of the Beta Patent Rights. Beta will be responsible for and pay all costs and expenses incurred in connection with the Prosecution of the Beta Patent Rights.

7.3.2.

Xeris Patent Rights. As between the Parties, Xeris will have the sole right, but not the obligation, to control the Prosecution of the Xeris Patent Rights. Xeris will be responsible for and pay all costs and expenses incurred in connection with the Prosecution of the Xeris Patent Rights. Xeris shall keep Beta reasonably and regularly informed of the status of the Xeris Patent Rights and shall promptly provide Beta with copies of all material correspondence received from any patent authority in connection therewith. In addition, Xeris shall promptly provide Beta with drafts of all proposed material filings and material correspondence to any patent authority with respect to the Xeris Patent Rights for Beta’s review and comment prior to the submission of such proposed filings and correspondence, and shall reasonably consider Beta’s comments in good faith.

7.3.3.

Joint Collaboration Patent Rights. During the Term, Beta will have the first right to Prosecute any Joint Collaboration Patent Rights, provided that Beta shall keep Xeris reasonably and regularly informed of the status of the Joint Collaboration Patent Rights and shall promptly provide Xeris with copies of all material correspondence received from any patent authority in connection therewith. In addition, Beta shall promptly provide Xeris with drafts of all proposed material filings and material correspondence to any patent authority with respect to the Joint Collaboration Patent Rights for Xeris’ review and comment at least [***] prior to the submission of such proposed filings and correspondence, and shall reasonably incorporate Xeris’ comments in good faith to the extent they relate to the Xeris Technology. Subject to the remainder of this Section 7.3.3 (Joint Collaboration Patent Rights), Beta will be responsible for and pay all costs and expenses incurred in connection with the Prosecution of the Joint Collaboration Patent Rights. If, during the Term, Beta decides that it is no longer interested in Prosecuting a particular Joint Collaboration Patent Right, then it will promptly provide written notice to Xeris of such decision at least [***] prior to any filing or payment due date or any other due date that requires action in order to avoid loss of rights in connection with such Patent Right. Xeris may, upon written notice to Beta, assume the responsibility Prosecuting such Patent Right. In such event, Xeris will be responsible for and pay all costs and expenses incurred in connection with such Joint Collaboration Patent Right. Notwithstanding the foregoing, each Party will have the right to exercise its full rights to Joint Collaboration Patent Rights upon expiration or termination of this Agreement.

7.3.4.	Patent Term Extensions.

(a)

Xeris shall cooperate with Beta, at Beta’s request, in seeking and obtaining patent term extensions (including any pediatric exclusivity extensions as may be available), supplemental protection certificates or any other Patent Right extensions that are now or become available in the future, wherever applicable in any country in the Territory for any Xeris Patent Rights with respect to Glucagon Products. If elections with respect to obtaining such patent term extensions are to be made, Beta shall have the right to make such elections with respect to the Glucagon Product.

(b)

Beta shall have the sole right to make decisions regarding, and to apply for, patent term extensions (including any pediatric exclusivity extensions as may be available), supplemental protection certificates or any other Patent Right extensions that are now or become available in the future, wherever applicable in any country in the Territory for Beta Patent Rights and Joint Collaboration Patent Rights with respect to Glucagon Products.

7.3.5.

Cooperation. The non-prosecuting Party will (a) obtain and deliver to the prosecuting Party any necessary documents for the prosecuting Party to exercise its rights to prepare, prosecute, defend, and maintain all Patent Rights pursuant to this Section 7.3 (Patent Prosecution), (b) render all signatures that will be necessary in connection with all such patent filings, and (c) assist the prosecuting Party in all other reasonable ways that are necessary for the issuance of those Patent Rights for which such prosecuting Party is responsible, as well as for the preparation, prosecution, defense, and maintenance of such Patent Rights.

7.4.	Patent Enforcement.

7.4.1.

Notification. Each Party will promptly notify the other in the event of any actual, potential, or suspected infringement of any Joint Collaboration Patent Right, Xeris Patent Right or Beta Patent Right through the making, having made, using, selling, offering for sale or importing of any product that would reasonably be expected to compete with any Glucagon Product in the Field, or any alleged or threatened assertion of non-infringement, invalidity or unenforceability of any such Patent Right in connection with such activities (an “Infringement”) of which it becomes aware. Each Party will provide any available evidence of such Infringement with such notification.

7.4.2.

Xeris Right to Enforce. Xeris will have the sole right, but not the obligation, to initiate an infringement, misappropriation, or other appropriate suit (an “Infringement Action”) against any Infringement with respect to any Xeris Patent Rights at Xeris’ sole discretion and at Xeris’ sole cost and expense.

7.4.3.

Beta Right to Enforce. Beta will have the sole right, but not the obligation, to initiate an Infringement Action against any Infringement with respect to any Beta Patent Rights at Beta’s sole discretion and at Beta’s sole cost and expense. In addition, Beta will have the first right, but not the obligation, to initiate an Infringement Action against any Infringement with respect to any Joint Collaboration Patent Rights at Beta’s sole discretion and at Beta’s sole cost and expense. During the Term, if Beta fails to initiate an Infringement Action against any Infringement with respect to any Joint Collaboration Patent Right within [***] after written notice of such Infringement is first provided by a Party under Section 7.4.1 (Notification), then Xeris will have the right to initiate and control an Infringement Action with respect to such Infringement at Xeris’ sole discretion and at Xeris’ sole cost and expense.

7.4.4.

Collaboration. Each Party will provide to the enforcing Party reasonable assistance with respect to any Infringement Action brought under this Section 7.4 (Patent Enforcement), at such enforcing Party’s request and expense, including to be named in such action if required by Applicable Laws to pursue such action. The enforcing Party will not settle any claim, suit, or action that is brought under this Section 7.4 (Patent Enforcement) in any manner that would (a) impose any liability or obligation on, or admit fault of, such other Party, (b) include the grant of any license, covenant or other rights to any Third Party that would conflict with or reduce the scope of the rights and licenses granted to the other Party under this Agreement, or (c) otherwise materially adversely affect the applicable Patent Rights, including the licenses or other rights granted to such other Party hereunder, in each case without the prior written consent of the other Party (which consent will not be unreasonably withheld, delayed, or conditioned).

7.4.5.

Expenses and Recoveries. Except as expressly provided otherwise in this Section 7.4 (Patent Enforcement), the enforcing Party bringing a claim, suit, or action under this Section 7.4 (Patent Enforcement) will be solely responsible for any expenses incurred by such Party as a result of such claim, suit, or action. Each Party shall keep the other informed of developments in any Infringement Action with respect to any Infringement, including, to the extent permissible by Applicable Law, the status of any settlement negotiations and the terms of any offer related thereto. If such Party recovers monetary damages in such claim, suit, or action, then such recovery will be allocated (a) first to the reimbursement of any expenses incurred by the enforcing Party, (b) second to the reimbursement of any expenses incurred by the other Party, and (c) third, any remaining amounts will be retained by the enforcing Party.

7.5.

Defense Against Claims of Infringement of Third Party Patents. Each Party will give the other Party written notice in the event such Party has knowledge of any actual or potential infringement of any Third Party Patent Rights through the making, having made, using, selling, offering for sale, or importing of any Glucagon Product in the Field. If a Third Party asserts that a Patent Right or other right owned or otherwise controlled by it is or has been infringed by the manufacture, use, sale, offer for sale or import of a Glucagon Product in the Field, then the Party first obtaining knowledge of such a claim will promptly provide the other Party written notice of such claim along with the related facts in reasonable detail. In such event, unless the Parties otherwise agree, as between the Parties, notwithstanding any right of the Indemnifying Party to control the defense of a Third Party claim as set forth in Section 12.3, [***] will have the first right, but not the obligation, at its expense, to control the defense of such claim with respect to such Glucagon Product in the Field. If [***] does not wish to defend such claim, or wishes to cease defending such claim, it will notify [***] of such decision at least [***] before any deadline for any action or filing that is required in order to preserve any rights. Thereafter, [***] will have the right, but not the obligation, at its expense, to control the defense of such claim. Each Party will cooperate with the defending Party, at the defending Party’s reasonable request and expense, and will have the right to be represented separately by counsel of its own choice, but at its own expense. The defending Party will also control settlement of such claim; provided, however, that no settlement will be entered into without the prior consent of the other Party if such settlement would adversely affect the rights and benefits of, or impose or adversely affect any obligations on, the other Party, such consent not to be unreasonably withheld, delayed, or conditioned.

7.6.

Trademarks. Beta will have the right to select, and will be free, in its sole discretion, to use and to register in any trademark office in the Territory, any trademark for use with a Glucagon Product in the Field (other than the Corporate Marks, for which Xeris will retain the registration rights). As between the Parties, Beta will own all right, title and interest in and to any such trademarks adopted by Beta for use with Glucagon Products in the Field (other than the Corporate Marks), and will have sole authority and responsibility (as between the Parties) for the registration, filing, maintenance and enforcement thereof.

7.7.

CREATE Act. Notwithstanding any provision to the contrary in this Article 6 (Intellectual Property), neither Party will have the right to make an election under the CREATE Act when exercising its rights under this Article 6 (Intellectual Property) without the prior written consent of the other Party. In the event such consent is provided, the Parties will use reasonable efforts to cooperate and coordinate their activities with respect to any submissions, filings, or other activities in support thereof. The Parties acknowledge and agree that this Agreement is a “joint research agreement” as defined in the CREATE Act.

8.	FINANCIAL TERMS.

8.1.	Upfront Payment. Within [***] following the Effective Date, Beta will pay Xeris a non-refundable, non-creditable, one-time payment of $500,000 (the “Upfront Payment”).

8.2.

Milestone Payment. Within [***] following the earlier of (i) [***] and (ii) [***], Beta shall be obligated to pay to Xeris a non-refundable, non-creditable, one-time milestone payment of $3,000,000 (the “Milestone Payment”).

8.3.	Royalties.

8.3.1.

Royalty Rates. As further consideration for the rights granted to Beta under this Agreement, during the applicable Royalty Term, Beta will pay to Xeris, for each Calendar Year, a tiered royalty (the “Royalties”) based on cumulative Net Sales of the Glucagon Products in the Field in the Territory, at the royalty rates set forth in the table below:

[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

For clarity, following the First Commercial Sale of the first Glucagon Product in the Field in the Territory, once the cumulative Net Sales of all Glucagon Products in the Field in the Territory reach [***], the royalty rate for all Glucagon Products in the Field in the Territory shall be [***] for the remainder of the Royalty Term, subject to any reductions set forth in Section 8.3.3 (Royalty Reductions; Royalty Floor).

8.3.2.

Royalty Term. On a Glucagon Product-by-Glucagon Product and country-by-country basis, Beta’s royalty payment obligation will commence beginning on the date of the First Commercial Sale of such Glucagon Product in such country and expire on the later of: (a) [***] after the First Commercial Sale of such Glucagon Product in such country; (b) the date on which there is no longer a Valid Claim of (i) a Xeris Patent Right or (ii) Joint Collaboration Patent Right, in each case ((i) and (ii)), that Covers such Glucagon Product in such country and (c) the expiration or termination of Regulatory Exclusivity for such Glucagon Product in such country (such period, the “Royalty Term”). After expiration of the Royalty Term, no further Royalties will be payable in respect of sales of such Glucagon Product in such country and thereafter all licenses and rights granted by Xeris to Beta under this Agreement with respect to such Glucagon Product in such country will automatically become fully paid-up, royalty-free, perpetual, and irrevocable licenses.

8.3.3.	Royalty Reductions; Royalty Floor.

(a)

Lack of Valid Claim. Subject to Section 8.3.3(d) (Cumulative Royalty Reductions), if at any time during the Royalty Term of a Glucagon Product in a country in the Territory, there is no Valid Claim of any Xeris Patent Right or Joint Collaboration Patent Right that Covers the composition of matter of such Glucagon Product in such country, then the applicable royalty rates in effect with respect to such Glucagon Product in such country as specified in Section 8.3.1 (Royalty Rates) for such Glucagon Product in such country shall be [***] for the remainder of the Royalty Term.

(b)

Generic Product. On a Glucagon Product-by-Glucagon Product and country-by-country basis, if, during any [***] Calendar Quarters during the Royalty Term for such Glucagon Product in such country, [***] Generic Products are being marketed or sold in such country and such Generic Products, by unit equivalent volume, exceed [***] of the aggregate market share of such Glucagon Product together with all such Generic Products (based on the number of units of such glucagon Product and such Generic Products in the aggregate sold in such country prior to such [***] Calendar Quarters, as reported by a well-known reporting service mutually agreed by the Parties), then, subject to Section 8.3.3(d) (Cumulative Royalty Reductions), the royalty rate with respect to such Glucagon Product in such country will be [***] of the applicable rate set forth in Section 8.3 (Royalties) for the remainder of the Royalty Term.

(c)

Third Party Rights. If Beta enters into any agreement with a Third Party to obtain a license or other rights to [***] from such Third Party that is necessary for the Commercialization or, [***], the Manufacture of a Glucagon Product in the Field in a country, including any such license or other agreement entered into by Beta in connection with any settlement pursuant to Section 7.5 (Defense Against Claims of Infringement of Third Party Patents), then, subject to subject to Section 8.3.3(d) (Cumulative Royalty Reductions), Beta may reduce royalties otherwise payable to Xeris for Net Sales of such Glucagon Product in the Field in such country by [***] of the [***] paid to such Third Party pursuant to such agreement in such Calendar Quarter.

(d)

Cumulative Royalty Reductions. In no event will the royalties due to Xeris in any Calendar Quarter with respect to any Glucagon Product in the Field in the Territory be [***] as a result of the operation of the reductions contemplated by Section 8.3.3(a) (Lack of Valid Claim), Section 8.3.3(b) (Generic Product), and Section 8.3.3(c) (Third Party Rights); [***].

8.3.4.

Royalty Reports; Royalty Payments. During the Royalty Term, following the First Commercial Sale of a Glucagon Product, Beta will, within [***] following the end of each Calendar Quarter, provide to Xeris a written report for such Calendar Quarter setting forth, on a Glucagon Product-by-Glucagon Product and country-by-country basis, (i) the amount of Net Sales and gross sales of each Glucagon Product made by Beta and its Affiliates and Sublicensees during such Calendar Quarter for which Royalties are payable, (ii) the number of Glucagon Products sold, (iii) Royalties (in Dollars) due on Net Sales for such Calendar Quarter, and (iv) the exchange rate sued to calculate the Royalty amount (“Royalty Report”). Beta will pay all Royalties due under this Agreement with respect to a Calendar Quarter [***].

8.4.

Payment Date. Any payments that are not paid on or before the date such payments are due under this Agreement will bear interest at an annual rate equal to [***] except that, with respect to any disputed payments, no interest payment will be due on the disputed amount until such dispute is resolved and the interest that will be payable thereon will be based on the finally-resolved amount of such payment, calculated from the original date on which the disputed payment was due through the date on which payment is actually made.

8.5.	No Refunds. Except as expressly provided herein, all payments under this Agreement will be irrevocable, non-refundable, and non-creditable.

8.6.

Payment Method and Exchange Rate. All amounts payable under this Agreement will be in Dollars. Each payment to be made to Xeris under this Agreement will be made by bank wire transfer in immediately available funds to the bank account designated in writing by Xeris. In the case of sales outside the United States, payments received by Beta in a currency other than Dollars will be converted to their Dollar equivalent using a rate of exchange which corresponds to the rate of exchange for such currency reported in The Wall Street Journal, Internet U.S. Edition at www.wsj.com as of the last day of the applicable reporting period (or, if unavailable on such date, the first date thereafter on which such rate is available).

8.7.	Audits.

8.7.1.

Audit Right. Each Party (the “Auditing Party”) may, upon the Auditing Party’s request and at the Auditing Party’s expense (except as provided for herein), audit, during ordinary business hours, the books and records of the other Party (the “Audited Party”) and its Affiliates and the correctness of any payment made or required to be made (including (a) with respect to Xeris as the Audited Party, any costs in connection with Xeris Development Activities or any additional work to be reimbursed by Beta, the Phase 2 Supply Costs, the Phase 3 Supply Costs, and transfer prices for supply of the Glucagon Product as set forth in the Commercial Supply Agreement and Commercial Supply Costs, and (b) with respect to Beta as the Audited Party, the royalties payable under Section 8.3 (Royalties)), and any report underlying any such payment (or lack thereof), pursuant to the terms of this Agreement, and any other payments due by Beta to Xeris under this Agreement. Such audit shall be performed by an independent certified public accounting firm of internationally recognized standing selected by the Auditing Party and reasonably acceptable to the Audited Party. The accounting firm will enter a confidentiality agreement reasonably acceptable to the Audited Party governing the use and disclosure of the Audited Party’s information disclosed to such firm, and such firm will disclose to the Auditing Party only whether information provided by the Audited Party was accurate and not the specific details concerning any discrepancies.

8.7.2.

Limitations. In respect of each audit of the Audited Party’s and its Affiliates’ books and records: (a) the Audited Party and each of its Affiliates may be audited only [***] per Calendar Year, (b) no books and records for any given Calendar Year may be audited more than [***], but the Audited Party’s and its Affiliates’ books and records will still be made available if such records impact another Calendar Year being audited, and (c) the Auditing Party will only be entitled to audit books and records of the Audited Party and its Affiliates from the [***] Calendar Years prior to the Calendar Year in which the audit request is made.

8.7.3.

Audit Notice. In order to initiate an audit for a particular Calendar Year, the Auditing Party will provide to the Audited Party at least [***] prior written notice of such audit. The Audited Party will, and will ensure that its Affiliates, reasonably accommodate the scheduling of such audit. The Audited Party will, and will ensure that its Affiliates, provide the Auditing Party with full access to the applicable books and records and otherwise reasonably cooperate with such audit.

8.7.4.

Payments. If the final result of the audit shows any under-reporting or underpayment, or overpayment by Beta, that under-reporting, underpayment or overpayment will be reported to Xeris, and (a) Beta will remit any underpayment (together with interest at the rate set forth in Section 8.4 (Payment Date)) to Xeris within [***] after receiving the audit report and (b) Beta may credit any overpayment to Xeris against future payments owed by Beta to Xeris under this Agreement (and if no further payments are due, such overpayment will be refunded by Xeris at the request of Beta within [***] of the receipt of the request). Further, if the audit for any Calendar Year shows an under-reporting or underpayment by Beta, or any over-reporting by Xeris, for that Calendar Year in excess of [***] of the amounts properly determined, the Audited Party will reimburse the Auditing Party for its documented and reasonable internal expenses at the FTE Rate and its documented and reasonable Out-of-Pocket Costs in connection with such audit, which reimbursement will be made within [***] after receiving appropriate invoices and other support for such audit-related costs.

8.8.	Taxes.

8.8.1.

Taxes on Income. Each Party will be liable for any and all taxes, duties, and other levies applied by a Governmental Authority of any country or territory on payments made to such Party by the other Party under this Agreement.

8.8.2.

VAT on Payments. All payments due under this Agreement are exclusive of VAT. If any VAT is chargeable in respect of amounts payable pursuant to this Agreement, VAT will be charged at the applicable rate required by Applicable Law and the Party making such payment will pay the VAT amount on receipt of a VAT invoice in the appropriate form. Beta shall only be responsible for any VAT not recoverable by Xeris (or the principal or representative member of any VAT group of which it forms part), subject to Xeris (or the representative member) taking all reasonable steps to recover such VAT as may be practicable.

8.8.3.

Withholding Tax; Cooperation. In the event that any payments due to a Party are subject to any taxes, duties, levies, imposts, assessments, deductions, fees, or other similar charges required by Applicable Laws to be paid to a Governmental Authority (“Withholding Taxes”), the paying Party may deduct the amount of such Withholding Taxes from the applicable payment otherwise payable to the other Party. In such event, the paying Party will pay the taxes to the proper taxing authority and send evidence of the payment of such obligation to the other Party following that payment. Any amount of Withholding Taxes withheld and remitted by a paying Party to a relevant Governmental Authority constitutes payment to the other Party in satisfaction of the paying Party’s obligations under this Article 8 (Financial Terms), as if the amount were paid directly to the other Party. For the avoidance of doubt, in the event that any payment due to a Party is subject to such Withholding Tax, the paying Party will not have any obligation to pay to such Party any amount exceeding the amount of such payment minus the amount of such Withholding Tax. Xeris will provide Beta any tax forms (including an Internal Revenue Service Form W-9) that may be reasonably necessary in order for Beta to determine whether to withhold tax on any such payments or to withhold tax on any such payments at a reduced rate under an applicable bilateral income tax treaty. Each Party will use reasonable efforts to assist the other Party in claiming exemptions from, or reductions in, such deductions or withholdings as permitted by Applicable Laws, including any treaty in effect. The paying Party will be responsible for withholding and remitting Withholding Taxes to Governmental Authorities in accordance with this Section 8.8 (Taxes) and Applicable Laws.

9.	CONFIDENTIALITY; PUBLICATION.

9.1.

Confidential Information. As used herein, the term “Confidential Information” means any non-public or proprietary technical, scientific, business or other information that is disclosed by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) in connection with this Agreement, including any such information that is disclosed by or on behalf of the Disclosing Party or any of its Affiliates or otherwise made available to the Receiving Party or any of its Affiliates or permitted recipients, including information disclosed prior to the Effective Date pursuant to the Confidentiality Agreement, regardless of whether such information is specifically designated as confidential and regardless of whether such information is in oral, written, electronic or other form. Additionally, Confidential Information includes:

9.1.1.

the terms and conditions of this Agreement, the Deliverables, the Development Results, the Joint Collaboration Know-How, the Joint Collaboration Patent Rights, and the Development Plan, which will be considered Confidential Information of both Parties;

9.1.2.	all Beta Background Technology and Beta Collaboration Technology, which will be considered the Confidential Information of Beta; and

9.1.3.	all Xeris Background Technology and Xeris Collaboration Technology, which will be considered the Confidential Information of Xeris.

9.2.

Duty of Confidence. Subject to Section 9.3 (Exceptions) and Section 9.4 (Authorized Disclosures), the Receiving Party will (a) hold in confidence the Confidential Information of the Disclosing Party and refrain from disclosing the Confidential Information of the Disclosing Party to any Third Party without the express written consent of the Disclosing Party, (b) will safeguard the Disclosing Party’s Confidential Information using at least the same degree of care with which the Receiving Party holds its own confidential information (but in no event less than a reasonable degree of care), and (c) not use or disclose the Confidential Information of the Disclosing Party for any purpose other than to exercise the Receiving Party’s rights and perform the Receiving Party’s obligations under this Agreement or as expressly permitted by any other written agreement between the Parties. Without limiting the foregoing, each Receiving Party will permit only those employees, contractors, or authorized agents of the Receiving Party who (i) have a need to know the Disclosing Party’s Confidential Information, (ii) are similarly bound by confidentiality, non-disclosure and non-use provisions at least as restrictive or protective of the Parties as those set forth in this Agreement, and (iii) who are informed of the confidential nature of such information access to such Confidential Information. The Receiving Party will be responsible for any breach by such employers, contractors, or agents of this Article 9 (Confidentiality; Publication). The Receiving Party’s obligations under this Article 9 (Confidentiality; Publication) will continue throughout the Term and for [***] following the termination or expiration of this Agreement. The Mutual Nondisclosure Agreement by and between Beta and Xeris dated May 30, 2023 (the “Confidentiality Agreement”) is hereby superseded and replaced by this Agreement, and all information disclosed pursuant to such Confidentiality Agreement prior to the Effective Date will be protected and governed by this Article 9 (Confidentiality; Publication). Each Party will promptly notify the other Party of any misuse or unauthorized disclosure of the other Party’s Confidential Information.

9.3.

Exceptions. Information will not be Confidential Information of a Disclosing Party, and the confidentiality and non-use obligations set forth in Section 9.1 (Confidential Information) and Section 9.2 (Duty of Confidence) will not apply to such information, to the extent that the Receiving Party can demonstrate through competent evidence that such information:

9.3.1.	was lawfully known by the Receiving Party without restriction prior to disclosure under this Agreement or the Confidentiality Agreement;

9.3.2.	was lawfully disclosed to the Receiving Party by a Third Party without an obligation of confidentiality;

9.3.3.

was already in or subsequently entered the public domain through means other than an unauthorized disclosure or other breach of this Agreement or the Confidentiality Agreement by the Receiving Party; or

9.3.4.	was independently developed by the Receiving Party without knowledge or use of or access to the Confidential Information of the Disclosing Party.

Any combination of features or disclosures will not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the Receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the Receiving Party.

9.4.

Authorized Disclosures. In addition to the exceptions contained in Section 9.2 (Duty of Confidence) and Section 9.3 (Exceptions), a Party may disclose the other Party’s Confidential Information (including this Agreement and the terms herein) to the extent that such disclosure is reasonably necessary in the following instances:

9.4.1. the Prosecution of any Xeris Patent Rights, Joint Collaboration Patent Rights or Beta Patent Rights, in each case as contemplated by this Agreement;

9.4.2. in connection with Regulatory Materials to the extent necessary to obtain or maintain Regulatory Approval to Develop, Manufacture or Commercialize the Glucagon Products in the Field as contemplated by this Agreement;

9.4.3. disclosure of the existence and terms of this Agreement, Development Results, the status of the Development Activities, and the status of Development, Manufacture or Commercialization of Glucagon Products to actual or bona fide potential investors, acquirors, (sub)licensees, collaborators, lenders, and other financial or commercial partners (including in connection with a potential royalty monetization), and their respective attorneys, accountants, banks, investors, and advisors, solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition, (sub)license, debt transaction or collaboration; provided that, in each such case, such Persons are bound by obligations of confidentiality, non-disclosure, and non-use at least as restrictive or protective of the Parties as those set forth in this Agreement, and no such disclosure by Xeris will be permitted to any entity that is developing or commercializing a product that is or is reasonably expected to be competitive with the Beta Product except with Beta’s prior written consent;

9.4.4. to the extent such Confidential Information is required to be produced, disclosed, or announced under Applicable Laws (including disclosure of the existence and terms of this Agreement, or the achievement of milestones hereunder, in connection with any filing with the United States Securities and Exchange Commission or any other Governmental Authority) or the rules of any securities exchange; provided, that, to the extent permitted under Applicable Laws, in such case the Receiving Party will: (a) promptly notify the Disclosing Party in writing of the existence, terms, and circumstances of such required disclosure; (b) allow the Disclosing Party to offer its objections to the production of the applicable Confidential Information; (c) cooperate with the Disclosing Party to take legally available steps to limit such disclosure; (d) disclose only those portions of Confidential Information that the Receiving Party is, in the opinion of its counsel, legally obligated to disclose; and (e) seek confidential treatment for all Confidential Information so disclosed;

9.4.5. to prosecute or defend litigation so long as, to the extent reasonably practicable, there is [***] prior written notice given by the Receiving Party to the Disclosing Party before filing, and in connection with the Receiving Party’s rights and obligations pursuant to this Agreement; provided, that the Receiving Party will: (a) cooperate with the Disclosing Party to take legally available steps to limit such disclosure; and (b) seek confidential treatment for all Confidential Information so disclosed; or

9.4.6. to allow the Receiving Party to exercise its rights and obligations hereunder; provided that such disclosure is covered by terms of confidentiality and non-use at least substantially as restrictive as those set forth herein.

9.5.

Publication. Beta will have the right to publish manuscripts, abstracts, presentations or other articles in scientific journals or at scientific conferences relating to any Glucagon Product when combined with any Pump System without obtaining the prior written consent of Xeris. Xeris will have the right to publish manuscripts, abstracts, presentations or other articles in scientific journals or at scientific conferences relating to any Glucagon Product when combined with any Pump System solely upon obtaining the prior written consent of Beta, in each case subject to this Section 9.5 (Publication). Except as set forth in the first two sentences of this Section 9.5 (Publication), each Party (the “Publishing Party”) will have the right to publish manuscripts, abstracts, presentations or other articles in scientific journals or at scientific conferences relating to any Glucagon Product without obtaining the prior written consent of the other Party (the

“Non-Publishing Party”); provided, however, that (a) if an employee of the Non-Publishing Party is also named as an author or (b) if such manuscripts, abstracts, presentations or other articles contain information relating to the Xeris Technology if Xeris is the Non-Publishing Party or to the Beta Technology if Beta is the Non-Publishing Party, then the Non-Publishing Party will have the right to review and comment upon each such manuscript, abstract, presentation or other article and the Publishing Party will consider such comments in good faith. If the Publishing Party desires to make a publication pursuant to this Section 9.5 (Publications) for which the Non-Publishing Party has the right to comment, then the Publishing Party will provide a copy of the proposed publication (including abstracts, or presentation to a journal, editor, meeting, seminar or other third party) to the Non-Publishing Party for at least [***] prior to submission of such proposed manuscript for publication; the object being to prevent either the endangerment of applications for the protection of property rights by premature publications detrimental to their novelty or the disclosure of Confidential Information. If, during the [***] specified above the Non-Publishing Party notifies the Publishing Party that a proposed publication contains patentable subject matter directed to Xeris Background Know-How or Xeris Collaboration Know-How if Xeris is the Non-Publishing Party or to the Beta Background Know-How or Beta Collaboration Know-How if Beta is the Non-Publishing Party that requires protection, the Non-Publishing Party may by written notice delay the publication for a period of time not to exceed [***] from the date of such written notice to seek appropriate patent protection for any subject matter in such publication that it reasonably believes may be patentable. The Publishing Party will delete from the proposed publication prior to submission all Confidential Information of the Non-Publishing Party that the Non-Publishing Party identifies in good faith and requests to be deleted.

9.6.

Announcements. [***] the Parties will issue the press release attached hereto as Schedule 9.6 (Initial Press Release). Except for such initial press release, or as may be expressly permitted under Section 9.4 (Authorized Disclosures), neither Party will make any public announcement regarding this Agreement without the prior written approval of the other Party; provided that each Party may, subject to and in accordance with Section 9.4 (Authorized Disclosures), issue a public announcement as required, in the reasonable judgment of such Party, by Applicable Laws, including by the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States or of any stock exchange or listing entity. For clarity, neither Party will be obligated to obtain consent to re-issue or reiterate information previously specifically disclosed with the consent of the other Party; provided that such information continues as of such time to be accurate.

9.7.

Use of Names. Each Party will have the right to use the other Party’s name and logo in presentations, its website, corporate overviews, and other informational materials to describe the collaboration relationship, as well as in taglines of press releases issued pursuant to Section 9.6 (Announcements); provided that neither Party will use the other Party’s corporate name in such a manner that the distinctiveness, reputation, and validity of any trademarks and corporate or trade names of such other Party will not be impaired, and consistent with best practices used by such other Party for its other collaborators. Except as permitted under this Section 9.7 (Use of Names) or with the prior express written permission of the other Party, neither Party will use the name, trademark, trade name, or logo of the other Party or its Affiliates or their respective employees in any publicity, promotion, news release, or disclosure relating to this Agreement or its subject matter except as may be required by Applicable Law. Each Party will use the other Party’s corporate name in all publicity relating to this Agreement, including the initial press release and all subsequent press releases. Beta will include explanatory text such as “Developed in partnership with Xeris Pharmaceuticals, Inc.” in all branding and material promotional materials relating to Glucagon Product, or such other similar text provided by Xeris.

10.	REPRESENTATIONS, WARRANTIES, AND COVENANTS.

10.1.	Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party, as of the Effective Date, that:

10.1.1.	Good Standing. Such Party is duly organized, validly existing, and in good standing under the Applicable Laws of the jurisdiction of its incorporation or organization.

10.1.2.

Corporate Power and Authority. Such Party (a) has the requisite power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder and (b) has taken all requisite action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.

10.1.3.

Binding Obligation. This Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid, and binding obligation, enforceable against such Party in accordance with the terms hereof.

10.1.4.

No Conflict. The execution, delivery, and performance of this Agreement by such Party will not constitute a default under or conflict with any agreement, instrument, or understanding to which such Party is a party or by which such Party is bound, or violate any Applicable Laws of any Governmental Authority or administrative or other agency having jurisdiction over either Party.

10.1.5.

Right to Grant Licenses. Each Party has the full right, power, and authority to grant the rights, licenses, and option rights granted to the other Party under this Agreement, and neither Party has previously assigned, transferred, conveyed, or granted any license or other rights to any Third Party that would conflict with or limit the scope of any of the rights, options or licenses granted to the other Party hereunder.

10.2.

Additional Representations and Warranties of Xeris. Xeris hereby represents and warrants to Beta, as of the Effective Date, that, except as provided on Schedule 10.2 (Exceptions to Xeris Representations and Warranties):

10.2.1.

Xeris Patent Rights. Schedule 10.2.1 sets forth a complete and accurate list of all Xeris Patent Rights Covering any Glucagon Product (including formulation thereof) existing as of the Effective Date. Xeris does not own or have rights to any other Patent Rights that would otherwise qualify as a Xeris Patent Right Covering any Glucagon Product (including formulation thereof) but for the fact that Xeris does not Control such Patent Right. Xeris exclusively owns all rights, title, and interests in and to the Xeris Patent Rights licensed to Beta hereunder, and, to Xeris’ Knowledge, none of such Xeris Patent Rights are, or will be upon issuance, invalid or unenforceable. All Xeris Patent Rights licensed hereunder are being diligently prosecuted in the respective patent offices in accordance with Applicable Laws. There is no lien, encumbrance, or security interest (including in connection with any indebtedness) on or in the Xeris Patent Rights licensed hereunder that would conflict with any of the rights or licenses granted to Beta hereunder. Except as set forth in Schedule 10.2.1, Xeris’s rights, title, and interests to all the Xeris Technology are free of any financial lien or security interest.

10.2.2.

Infringement of Third Party Intellectual Property. To Xeris’ Knowledge, the use of the Xeris Technology in the performance of the Development Activities and other activities as contemplated under this Agreement, does not and will not infringe, misappropriate, or otherwise violate any intellectual property of any Third Party. There is no pending litigation, or litigation that has been threatened in writing, that alleges, or any written communication received by Xeris or any of its Affiliates alleging, that Xeris’ practice of the Xeris Technology licensed hereunder has infringed, misappropriated, or otherwise violated the intellectual property of any Third Party. To Xeris’ Knowledge, there are no Patent Rights owned by a Third Party that would be required to practice licenses granted to Beta hereunder.

10.2.3.	Infringement by Third Parties. To Xeris’ Knowledge, no Third Party is infringing or misappropriating, or threatening in writing to infringe or misappropriate the Xeris Technology licensed hereunder.

10.2.4.

Inventor Assignment. To Xeris’ Knowledge, Xeris has obtained, or caused its Affiliates, as applicable, to obtain, assignments from the inventors of all inventorship rights to the Xeris Patent Rights. All such assignments are valid and enforceable, and the inventorship of the Xeris Patent Rights is accurately identified on each issued patent or patent application in the Xeris Patent Rights.

10.2.5.

Third Party Challenge. Xeris has not received any written notice from any Third Party that challenges the ownership, scope, duration, validity, enforceability, priority, or right to use any Xeris Patent Rights (including, by way of example, through the institution of or written threat of institution of interference, inter partes review, reexamination, protest, opposition, nullity, or similar invalidity proceeding before the United States Patent and Trademark Office or any foreign patent authority or court).

10.2.6.

Confidentiality. Xeris and its Affiliates have taken commercially reasonable measures consistent with industry practices to protect the secrecy, confidentiality, and value of all Know-How within Xeris Technology that constitutes trade secrets under Applicable Law and to Xeris’ Knowledge, such Know-How has not been used, disclosed to, or discovered by any Third Party except pursuant to such confidentiality agreements.

10.2.7.

Third Party Funding. The Xeris Technology has not been created pursuant to, and are not subject to, any funding agreement with any Governmental Authority or any Third Party, and are not subject to the requirements of Patent and Trademark Law Amendments Act of 1980, as amended, codified at 35 U.S.C. §§ 200-212, as amended, as well as any regulations promulgated pursuant thereto, including in 37 C.F.R. part 401.

10.3.

Additional Representations and Warranties of Beta. Beta hereby represents and warrants to Xeris, as of the Effective Date, that, except as provided on Schedule 10.3 (Exceptions to Beta Representations and Warranties):

10.3.1.

Beta Patent Rights. Beta exclusively owns all rights, title, and interests in and to the Beta Patent Rights licensed to Xeris hereunder, and, to Beta’s Knowledge, none of such Beta Patent Rights are, or will be upon issuance, invalid or unenforceable. All Beta Patent Rights licensed hereunder are being diligently prosecuted in the respective patent offices in accordance with Applicable Laws. There is no lien, encumbrance, or security interest (including in connection with any indebtedness) on or in the Beta Patent Rights licensed hereunder that would conflict with any of the rights or licenses granted to Xeris hereunder.

10.3.2.

Infringement of Third Party Intellectual Property. To Beta’s Knowledge, the use of the Beta Technology in the performance of the Development Activities and other activities as contemplated under this Agreement, does not and will not infringe, misappropriate, or otherwise violate any intellectual property of any Third Party. There is no pending litigation, or litigation that has been threatened in writing, that alleges, or any written communication received by Beta or any of its Affiliates alleging, that Beta’s practice of the Beta Technology licensed hereunder has infringed, misappropriated, or otherwise violated the intellectual property of any Third Party. To Beta’s Knowledge, there are no Patent Rights owned by a Third Party that would be required to practice licenses granted to Xeris hereunder.

10.3.3.	Infringement by Third Parties. To Beta’s Knowledge, no Third Party is infringing or misappropriating, or threatening in writing to infringe or misappropriate the Beta Technology licensed hereunder.

10.4.	Mutual Covenants.

10.4.1.

Non-Contravention. During the Term, neither Party, nor its Affiliates, will grant any right to any Third Party that would conflict with this Agreement or with the rights granted by it to the other Party hereunder.

10.4.2.	Adequate Resources. Each Party will maintain sufficient resources to perform the activities for which it is responsible under this Agreement in accordance herewith.

10.4.3.

Compliance with Laws. Each Party will comply with all Applicable Laws and other legal requirements applicable to such Party in the performance of activities under this Agreement, including, but not limited to Anti-Corruption Laws and Export Control Laws. Each Party shall not, directly or indirectly, offer, promise, authorize, pay, provide, accept, or solicit any bribe, kickback, or other improper payment or thing of value to or from any person in violation of Anti-Corruption Laws. Each Party further agrees that, except as permitted by applicable government license or authorization, in performance of its obligations under the Agreement, it shall not engage in any direct or indirect transactions or dealings with any country or territory that is the subject of an embargo by the U.S. government (currently, Cuba, Iran, North Korea, Syria, and the Crimea, Donetsk People’s Republic, and Luhansk People’s Republic regions of Ukraine) (collectively, the “Embargoed Countries”), any person that is located in, acting on behalf of, or directly or indirectly owned or controlled by any governmental entity of, any Embargoed Country, or any person identified on, or 50% or more owned or otherwise controlled by persons identified on, any list of prohibited parties maintained by the government of the United States or other applicable jurisdiction (“Prohibited Party Lists”), including, but not limited to, the Specially Designated Nationals and Blocked Persons List or Foreign Sanctions Evaders List, which are maintained by the Office of Foreign Assets Control of the U.S. Treasury Department, or the Entity List, Denied Persons List, or Unverified List, which are maintained by the Bureau of Industry and Security of the U.S. Commerce Department.

10.4.4.

Confidentiality. All employees of each Party and its Affiliates and Subcontractors working under this Agreement will be bound by appropriate confidentiality provisions at least as protective as those contained in Article 9 (Confidentiality; Publication).

10.4.5.

Sanctions and Debarment. Neither Xeris, Beta, nor any of their employees or, to the respective Knowledge of Xeris or Beta, their respective Affiliates or agents participating in the Development Activities (a) are presently debarred as such term is defined in 42 U.S.C. § 1320a – 7b(f); (b) has been listed by any federal or state agency as excluded, debarred, suspended, or otherwise ineligible to participate in any Federal Health Care Program, as such term is defined in 42 U.S.C. § 1320a – 7b(f); (c) has been convicted of any crime relating to any Federal Health Care Program. Each Party will not knowingly use in the performance of activities pursuant to this Agreement any employee or consultant who meets any criteria in (a) through (c) above. Each Party will promptly notify the other Party in writing in the event that the representation in this Section 10.4.5 (Sanctions and Debarment) no longer remains accurate. In such event, the other Party will have the right to terminate this Agreement immediately upon providing written notice of such termination to such Party.

10.5.

DISCLAIMER. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES OR GIVES ANY REPRESENTATION OR WARRANTY TO THE OTHER PARTY OF ANY NATURE, EXPRESS OR IMPLIED, RELATING TO ANY INTELLECTUAL PROPERTY, PRODUCTS, GOODS, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WARRANTIES OF VALIDITY OR ENFORCEABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR USE OR PURPOSE, PERFORMANCE, AND NON-INFRINGEMENT OF ANY THIRD PARTY PATENT OR OTHER INTELLECTUAL PROPERTY RIGHT. EACH PARTY HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, THAT THE DEVELOPMENT ACTIVITIES OR RESULTS OR OTHER DELIVERABLES HEREUNDER WILL BE SUCCESSFUL OR THAT ANY PARTICULAR OUTCOME WILL BE ACHIEVED.

11.	TERM AND TERMINATION.

11.1.

Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and, unless terminated earlier pursuant to this Article 11 (Term and Termination), shall expire (a) on a Glucagon Product-by-Glucagon Product and country-by-country basis upon the expiration of the Royalty Term for such Glucagon Product in such country and (b) in its entirety upon expiration of all applicable Royalty Terms under this Agreement with respect to all Glucagon Products in all countries in the Territory.

11.2.

Termination for Convenience. Beta may, at its election, terminate this Agreement (a) in its entirety, (b) with respect to [***], (c) with respect to [***] or (d) with respect to [***], in each case upon [***] prior written notice to Xeris.

11.3.	Termination for Cause.

11.3.1.

Material Breach. Either Party (the “Non-Breaching Party”) may terminate this Agreement in its entirety, effective upon written notice to the other Party, if the other Party (the “Breaching Party”) materially breaches this Agreement and after receiving written notice identifying such material breach in reasonable detail, fails to cure such breach within (a) [***] for all breaches other than as set forth in clause (b), or (b) [***] for a payment breach, provided that if any non-payment breach is reasonably capable of being cured but not reasonably capable of being cured within such [***] period, then the cure period may be extended by mutual agreement of the Parties as reasonably necessary to cure such breach (which extension in no event will be longer than an additional [***]). For clarity, in the event of a diligence breach by Beta, Xeris’ termination right pursuant to this Section 11.3.1 will be limited to the applicable region(s) or country(ies) (as applicable) in which such diligence breach occurred.

11.3.2.

Disputes Regarding Material Breach. If the Parties reasonably and in good faith disagree as to whether there has been a material breach of this Agreement, then the Breaching Party that disputes whether there has been a material breach may contest the allegation in accordance with the dispute resolution terms of this Agreement and the applicable cure period will toll upon the initiation of such dispute resolution procedures. If, as a result of such dispute resolution process, it is finally determined pursuant to the dispute resolution terms of Section 13.10 of this Agreement that the Breaching Party committed a material breach of this Agreement, then the applicable cure period will resume and unless such alleged breach was cured during the pendency of such cure period (once resumed), this Agreement will terminate effective as of the expiration of such cure period. If, as a result of such dispute resolution proceeding, it is determined that the Breaching Party did not commit such material breach (or such material breach was cured in accordance with Section 11.3 (Termination for Cause)), then no termination of this Agreement will be effective, and this Agreement will continue in full force and effect.

11.3.3.

Patent Challenge. Except to the extent unenforceable under Applicable Law, Xeris may terminate this Agreement in its entirety upon [***] written notice of termination to Beta if Beta, or any of its Affiliates or Sublicensees, commences (or knowingly assists a Third Party to commence) any interference, derivation, post-grant review, inter partes review, declaratory judgment or opposition proceeding with respect to the scope, validity, or enforceability of any Xeris Patent Rights in the Territory in any court, tribunal, arbitration proceeding, or other proceeding (a “Patent Challenge”); provided that, if Beta or its Affiliate or Sublicensee withdraws (or causes to be withdrawn) such Patent Challenge within [***] after being requested to do so by Xeris in writing (which termination notice will be deemed a request), then Xeris will have no right to terminate this Agreement pursuant to this Section 11.3.3 (Patent Challenge). If Xeris reasonably believes in good faith, based on the advice of Xeris’ external counsel, that [***], then in lieu of [***], Xeris may instead [***] by providing written notice of such election to Beta. If Xeris [***], then [***]. For the avoidance of doubt, Xeris may not terminate this Agreement pursuant to this Section 11.3.3 (Patent Challenge) if Beta or its Affiliate or Sublicensee is required by legal process to be joined as a party in any Patent Challenge by a Third Party. In addition, notwithstanding the foregoing, Xeris will have no right to terminate this Agreement pursuant to this Section 11.3.3 (Patent Challenge) with respect to: (a) any affirmative defense or other validity, enforceability, or non-infringement challenge, whether in the same action or in any other agency or forum of competent jurisdiction advanced by Beta, or any of its Affiliates or Sublicensees in response to any claim or action brought in the first instance by, on behalf of, Xeris or any of its Affiliates or licensees; (b) any Patent Challenge to the extent commenced by a Third Party that, after the Effective Date, acquires or is acquired by Beta or any of its Affiliates or its of their business or assets, whether by stock purchase, merger, asset purchase or otherwise; provided that such proceeding commenced prior to the closing of such acquisition; or (c) any Patent Challenge that is commenced by a Sublicensee; provided that Beta demands that such Sublicensee withdraw such Patent Challenge promptly after Beta becomes aware of such Patent Challenge and terminates the sublicense agreement with the applicable Sublicensee if such Sublicensee does not withdraw such Patent Challenge within [***] after receipt of notice from Beta.

11.3.4.

Insolvency. Either Party may terminate this Agreement in its entirety, [***] in the event of (a) the bankruptcy or dissolution of the other Party; (b) the other Party making a general assignment for the benefit of its creditors; (c) such other Party is served with an involuntary petition against it in any insolvency proceeding and such involuntary petition has not been stayed or dismissed within [***] of its filing; or (d) the appointment of a trustee, conservator, receiver, or similar fiduciary for the other Party or substantially all of the assets of the other Party as a result of the other Party’s insolvency.

11.4.	Effects of Termination. Upon any termination of this Agreement, the following provisions will apply with respect to the Terminated Regions:

11.4.1.

Termination of License. All of the licenses granted under this Agreement will terminate, except as necessary for Beta to sell remaining unused Glucagon Product during the Sell-Off Period in accordance with Section 11.4.6 (Return or Destruction of Materials) or as otherwise expressly provided in the License Agreement, as applicable.

11.4.2.

Sublicenses. Xeris shall grant to each Sublicensee of Beta with respect to the Terminated Region, at each such Sublicensee’s written request to Xeris within [***] of the effective date of termination in such Terminated Region, a direct license, provided that such Sublicensee (a) is not then in default of its sublicense agreement or this Agreement, (b) agrees in writing to comply with the terms of this Agreement to the extent applicable to the rights originally sublicensed to such Sublicensee by Beta, and (c) agrees to pay directly to Xeris such Sublicensee’s payments under such sublicense agreement. The scope of such direct license shall be no less than the scope of the license granted herein and sublicensed to such Sublicensee, and Xeris shall have no obligation to perform any task for such Sublicensee beyond the obligations owed to Beta hereunder.

11.4.3.

Wind-Down. Upon receipt of notice of termination from the other Party, each Party will cooperate, and will cease, to the extent permitted in accordance with Applicable Law, as promptly as practicable, all activities then being performed by such Party and its Affiliates and sublicensees (including Subcontractors and Sublicensees) hereunder in the Terminated Region, except as necessary to conduct any wind-down activities in accordance with Applicable Law and industry standard.

11.4.4.

Payments. Subject to Section 11.4.6 (Return or Destruction of Materials), Beta shall pay to Xeris all unpaid, undisputed amounts due and payable under the terms of this Agreement, including any costs incurred or committed (and non-cancellable) in accordance with this Agreement solely prior to the effective date of such termination, and any costs solely in connection with any such necessary wind-down activities.

11.4.5.

Return or Destruction of Confidential Information. Promptly after expiration or termination of this Agreement, each Receiving Party will return to the Disclosing Party or destroy, at the Disclosing Party’s election, all Confidential Information of the Disclosing Party that is in the possession or control of the Receiving Party related to this Agreement. Nothing in this Agreement will prevent a Party retaining any records as required by Applicable Laws, any such retention to remain subject to surviving obligations pursuant to Section 11.5 (Survival).

11.4.6.

Return or Destruction of Materials. Promptly after expiration or termination of this Agreement, (a) Xeris will (i) destroy any remaining unused Beta Materials in its possession and provide Beta with written evidence of such destruction or return to Beta, at Beta’s reasonable cost, any unused Beta Materials, and (ii) destroy any remaining Glucagon Products in its possession and provide Beta with written evidence of such destruction to Beta, and (b) Beta may sell any remaining unused Glucagon Product in its possession for [***] in the Terminated Region (“Sell-Off Period”) and will continue to pay to Xeris all amounts due related to such sales in accordance with this Agreement. After the Sell-Off Period, Beta will destroy any remaining unused Glucagon Products in its possession in the Terminated Region and provide Xeris with written evidence of such destruction to Xeris, or transfer such Glucagon Products to other country(ies) or region(s) in the Territory.

11.5.

Survival. Termination or expiration of this Agreement will not affect the rights and obligations of the Parties accrued prior to the effectiveness of such termination or prior to expiration (including, by way of example, the delivery of reports in respect of Development Activities conducted prior to such termination or expiration). The following provisions, and the obligations of the Parties set forth therein, will survive such termination or expiration of this Agreement: Article 1 (Definitions); Section 4.7.1 (Records) (for the duration set forth therein); Section 7.2.3 (Joint Ownership); Section 8.2 (Milestone Payment) through Section 8.6 (Payment Method and Exchange Rate) (solely with respect to any payment obligations that have accrued prior to the effective date of termination or expiration of this Agreement); Section 8.7 (for the duration set forth therein); Section 8.8 (Taxes) (solely with respect to any payment obligations that have accrued prior to the effective date of termination or expiration of this Agreement); Section 9.2 (Duty of Confidence) (for the duration set forth therein); Section 11.4 (Effects of Termination); this Section 11.5 (Survival); Section 12.1 (Indemnification by Beta) through Section 12.4 (Mitigation of Loss); and Article 13 (General Provisions).

12.	INDEMNIFICATION, LIABILITY, INSURANCE.

12.1.

Indemnification by Beta. Beta will indemnify, defend, and hold harmless Xeris and its Affiliates, and each of their respective directors, officers, employees, and agents (collectively “Xeris Indemnitees”), from and against all Losses to the extent resulting from any claims, demands, actions, or other proceedings by any Third Party arising out of:

12.1.1.	[***]

12.1.2.	[***]

12.1.3.	[***]

12.1.4.	[***]

12.1.5.	[***]

12.1.6.	[***]

except in each case (Section 12.1.1 through Section 12.1.6) to the extent such Losses arise from any Third Party claim for which Xeris is responsible for indemnifying Beta pursuant to Section 12.2 (Indemnification by Xeris).

12.2.

Indemnification by Xeris. Xeris will indemnify, defend, and hold harmless Beta and its Affiliates and each of their respective directors, officers, employees, and agents (collectively “Beta Indemnitees”), from and against all Losses to the extent resulting from any claims, demands, actions, or other proceedings by any Third Party arising out of:

12.2.1.	[***]

12.2.2.	[***]

12.2.3.	[***]

except in each case (Section 12.2.1 through Section 12.2.3) to the extent such Losses arise from any Third Party claim for which Beta is responsible for indemnifying Xeris pursuant to Section 12.1 (Indemnification by Beta).

12.3.	Indemnification Procedure.

12.3.1.

Notice. If either Party is seeking indemnification under Section 12.1 (Indemnification by Beta) or Section 12.2 (Indemnification by Xeris) (the “Indemnified Party”), then such Indemnified Party will inform the other Party (the “Indemnifying Party”) of the Third Party claim giving rise to the obligation to indemnify pursuant to such Section within [***] after receiving notice of such Third Party claim, provided, however, that no delay or failure on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation hereunder unless (and then only to the extent that) such delay or failure is materially prejudicial to or otherwise adversely affects the Indemnifying Party’s ability to defend the Third Party claim.

12.3.2.

Control. The Indemnifying Party will, and the Indemnified Party shall permit the Indemnifying Party to, assume the direction and control of the defense, litigation, settlement, appeal, or other disposition of any such claim for which it is obligated to indemnify the Indemnified Party (including the right to settle the claim solely for monetary consideration) with counsel selected by the Indemnifying Party. The Indemnified Party will cooperate with the Indemnifying Party, and will cause its Affiliates and agents to cooperate upon request of the Indemnifying Party, in the defense or prosecution of the claim, including by furnishing such records, information, and testimony and attending such conferences, discovery proceedings, hearings, trials or appeals as may reasonably be requested by the Indemnifying Party. The Indemnified Party will have the right to participate (including the right to conduct discovery, interview and examine witnesses and participate in all settlement conferences), but not control, at its own expense and with counsel of its choice, in the defense of any claim that has been assumed by the Indemnified Party.

12.3.3.

Settlement. Notwithstanding any provision to the contrary in this Agreement, the Indemnifying Party will not enter into any settlement, consent judgment, or other voluntary final disposition of any claim that has an adverse effect on the rights of any Indemnified Party hereunder or on the Beta Technology, Xeris Technology, or admits any wrongdoing or fault by any Xeris Indemnitees or Beta Indemnitees, or imposes on any Xeris Indemnitees or Beta Indemnitees any payment or other liability, without the prior written consent of such Indemnified Party.

12.4.

Mitigation of Loss. Each Indemnified Party will take and will procure that its Affiliates take all such reasonable steps and actions as are reasonably necessary or as the Indemnifying Party may reasonably require in order to mitigate any claims (or potential losses or damages) under this Article 12 (Indemnification, Liability, Insurance), at the Indemnifying Party’s expense. Nothing in this Agreement will or will be deemed to relieve any Party of any common law or other duty to mitigate any losses incurred by it.

12.5.

Insurance. Each Party will procure and maintain, during the Term, [***] to cover its obligations under this Agreement as is normal and customary in the pharmaceutical industry for similarly situated parties. Each Party will provide the other Party with evidence of such insurance by furnishing a certificate of insurance upon written request of the other Party. It is understood that such insurance will not be construed to create a limit of either Party’s liability, including with respect to its indemnification obligations under this Article 12 (Indemnification, Liability, Insurance). In addition, without limiting the foregoing, each Party will maintain, at its sole cost and expense, insurances of the following types at these minimum levels: [***]. Neither Party will not cancel any of such insurance coverage without providing the other Party [***] advance written notice. Any Subcontractor engaged by a Party pursuant to the terms of this Agreement to perform any Development Activities will be subject to all the requirements above, and such subcontracting Party will remain responsible for ensuring such Subcontractor’s compliance with those requirements at all times.

13.	GENERAL PROVISIONS.

13.1.

Assignment. No rights hereunder may be assigned, and except as otherwise expressly provided herein no performance hereunder may be delegated, by either Party, directly or by merger or other operation of law, without the express prior written consent of the other Party; provided that, notwithstanding the foregoing, either Party may assign this Agreement without the other Party’s prior written consent, (i) to an Affiliate, provided that such assigning Party will remain responsible for such Affiliate’s conduct or (ii) to a Third Party in connection with (or by operation of law resulting from) a merger, acquisition, Change of Control, or sale of all or substantially all of its stock or assets to which this Agreement relates. Any prohibited assignment of this Agreement or assignment or delegation of the rights or obligations in violation of the terms of this Section 13.1 (Assignment) hereunder will be null and void. Any successor or assignee of rights or obligations permitted hereunder will, in writing to the other Party, expressly assume performance of such rights or obligations. Any permitted assignment will be binding on the successors of the assigning Party.

13.2.

LIMITATION OF LIABILITY. NOTWITHSTANDING ANY PROVISION TO THE CONTRARY SET FORTH IN THIS AGREEMENT, NEITHER PARTY, OR ITS DIRECTORS, OFFICERS, EMPLOYEES, OR AGENTS, WILL BE LIABLE TO THE OTHER PARTY FOR ANY LIABILITIES ARISING UNDER OR IN CONNECTION WITH ANY SUBJECT MATTER OF THIS AGREEMENT FOR ANY INDIRECT, PUNITIVE, SPECIAL, EXEMPLARY, OR CONSEQUENTIAL DAMAGES, INCLUDING INCIDENTAL DAMAGES, ECONOMIC DAMAGES, OR LOST PROFITS, EVEN IF SUCH PARTY HAS BEEN INFORMED, SHOULD HAVE KNOWN OR IN FACT KNEW OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED THAT THIS SECTION 13.2 (LIMITATION OF LIABILITY) WILL NOT APPLY TO THE PARTIES’ INDEMNIFICATION RIGHTS AND OBLIGATIONS UNDER SECTION 12.1 (INDEMNIFICATION BY BETA) AND SECTION 12.2 (INDEMNIFICATION BY XERIS) OR ANY PARTY’S BREACH OF ARTICLE 9 (CONFIDENTIALITY; PUBLICATION).

13.3.

Force Majeure. Neither Party will be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay performing any obligation under this Agreement to the extent that such failure or delay is caused by or results from acts of God, embargoes, war, acts of war (whether war be declared or not), terrorism, insurrections, riots, civil commotions, strikes, lockouts, or other labor disturbances (other than strikes, lockouts, or labor disturbances involving a Party’s own employees), government actions, fire, earthquakes, floods, epidemics, pandemics, or quarantines, or like catastrophe (“Force Majeure”) and for so long as such failure or delay continues to be caused by or result from such Force Majeure event. Notwithstanding the foregoing, a Party will not be excused from making payments owed hereunder due to any such Force Majeure circumstances affecting such Party for as long as the other Party is continuing to perform its obligations. The affected Party will (i) promptly notify the other Party in writing of any Force Majeure circumstances that may affect its performance under this Agreement, (ii) provide a good faith estimate of the period for which its failure or delay in performance under the Agreement is expected to continue based on currently available information, and (iii) undertake reasonable efforts to mitigate and overcome such Force Majeure circumstances and resume normal performance of its obligations hereunder as soon as reasonably practicable under the circumstances. If the Force Majeure circumstance continues, then the affected Party will update such notice to the other Party on a weekly basis, or more frequently if requested by the other Party, to provide updated summaries of its mitigation efforts and its estimates of when normal performance under the Agreement will be able to resume. In any event, if a Party’s failure to perform its obligations under this Agreement as a result of a Force Majeure event continues for longer than [***], then the unaffected Party may terminate this Agreement by providing written notice to the Party affected by the Force Majeure event.

13.4.	Amendments. No change, modification, addition, or amendment to this Agreement will be valid or enforceable unless in writing and signed and dated by authorized representatives of the Parties.

13.5.

Performance by Affiliates. Each Party will have the right to engage Affiliates to perform its obligations under this Agreement, including under the Development Plan. Each Party will remain responsible and primarily and fully liable for the performance of any activities performed by such Party’s Affiliates as contemplated by this Agreement and for such Affiliates’ compliance with the terms of this Agreement.

13.6.

No Waiver. A waiver by either Party of a breach or violation of any provision of this Agreement will not constitute or be construed as a waiver of any subsequent breach or violation of that provision or as a waiver of any breach or violation of any other provision of this Agreement, except with respect to an express written and signed waiver (signed by the Party providing such waiver) relating to a particular matter for a particular time.

13.7.

Enforceability. If any provision of this Agreement is found by a court of competent jurisdiction to be invalid or unenforceable, then the provision will be considered severed from this Agreement, so as not to affect the validity or enforceability of the remainder of this Agreement and the Parties will make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one to reflect as nearly as possible the intent of the Parties as of the Effective Date.

13.8.

Relationship between the Parties; No Third Party Beneficiaries. Each Party will act solely as an independent contractor, and nothing in this Agreement will be construed to give either Party the power or authority, to act for, bind, or commit the other Party in any way. Nothing herein will be deemed to establish a relationship of principal and agent between Beta and Xeris, nor any of their agents or employees, nor will this Agreement be construed as creating any form of legal association or arrangement which would impose liability upon one Party for the act or failure to act of the other Party. Nothing in this Agreement, express or implied, is intended to confer benefits, rights or remedies on any person other than the Parties or their permitted assigns, except for the Beta Indemnitees and Xeris Indemnitees expressly entitled to indemnification as provided in Article 12 (Indemnification, Liability, Insurance) and only in accordance with the terms of such Article 12 (Indemnification, Liability, Insurance). Neither Party will treat or report the relationship arising under this Agreement as a partnership for United States tax purposes unless required pursuant to a determination under Section 1313 of the Internal Revenue Code of 1986, as amended.

13.9.

Notices. All communications hereunder will be in writing, including by electronic mail, and will be deemed to have been duly given (a) upon personal delivery, (b) [***] with a recognized courier with [***] delivery instructions, (c) [***] after sending, if sent by electronic mail with receipt confirmed by reply email, or (d) [***] after mailing, if mailed by first class certified or registered airmail, postage prepaid, return receipt requested:

If to Beta:

Beta Bionics, Inc.

11 Hughes

Irvine, CA 92618

[***]

[***]

With a copy (which will not constitute notice) to:

Cooley LLP

10265 Science Center Drive

San Diego, CA 92121-1117

[***]

[***]

If to Xeris:

Xeris Pharmaceuticals, Inc.

1375 West Fulton Street, Suite 1300

Chicago, IL 60607

[***]

[***]

With a copy (which will not constitute notice) to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199

[***]

[***]

13.10.	Dispute Resolution.

13.10.1.

Exclusive Dispute Resolution Mechanism. The Parties agree that, except as expressly set forth in this Agreement, the procedures set forth in this Section 13.10 (Dispute Resolution) will be the exclusive mechanism for resolving any dispute, controversy, or claim between the Parties arising out of or relating to this Agreement (whether based on contract, tort or otherwise) (each, a “Dispute”). For the avoidance of doubt, this Section 13.10 (Dispute Resolution) will not apply with respect to resolution of any matter set forth in Section 3.3 (JSC Decision; Dispute Resolution of JSC Matters), except as set forth in Section 13.10.7 (Dispute Regarding Achievement of Minimally Acceptable Results).

13.10.2.

Resolution by Executive Officers. Except as otherwise provided in this Section 13.10.2 (Resolution by Executive Officers) or as provided in Section 13.10.5 (Preliminary Injunctions), in the event of any Dispute regarding the construction or interpretation of this Agreement, or the rights, duties, or liabilities of either Party hereunder, the Parties will first attempt in good faith to resolve such Dispute by negotiation and consultation between themselves. In the event that such Dispute is not resolved on an informal basis within [***], either Party may, by written notice to the other Party, refer the Dispute to the Executive Officer of the other Party for attempted resolution by good faith negotiation within [***] after such notice is received. Each Party may, in its sole discretion, seek resolution of any and all Disputes that are not resolved under this Section 13.10.2 (Resolution by Executive Officers) in accordance with Section 13.10.4 (Arbitration).

13.10.3.

Governing Law. This Agreement and all Disputes arising out of or related to this Agreement, or the performance, enforcement, breach, or termination hereof, and any remedies relating thereto, will be construed, governed, interpreted, and applied in accordance with the laws of [***], without regard to its conflict of laws principles.

13.10.4.	Arbitration.

(a)	[***]

(b)	[***]

(c)	[***]

(d)	[***].

13.10.5.

Preliminary Injunctions. Notwithstanding any provision to the contrary set forth in this Agreement, if a Party reasonably requires relief on a more expedited basis than would be possible pursuant to the procedure set forth in Section 13.10.2 (Resolution by Executive Officers) or Section 13.10.4 (Arbitration), a Party may seek a temporary restraining order or a preliminary injunction from any court of competent jurisdiction in order to prevent immediate and irreparable injury, loss, or damage on a provisional basis.

13.10.6.

Patent Disputes. Notwithstanding any provision to the contrary set forth in this Agreement, any and all issues regarding the scope, construction, validity, and enforceability of any Patent Rights licensed or created under this Agreement will be finally determined in a court or other tribunal, as the case may be, of competent jurisdiction under the applicable patent laws.

13.10.7.

Dispute Regarding Achievement of Minimally Acceptable Results. Notwithstanding any provision to the contrary set forth in this Section13.10 (Dispute Resolution), if the Parties in good faith disputes whether Minimally Acceptable Results have been achieved following escalation to the Executive Officers under Section 13.10.2 (Resolution by Executive Officers), then either Party may submit such disagreement for final resolution [***].

13.10.8.

Payment Tolling. [***] any dispute resolution proceeding between the Parties under this Section 13.10 (Dispute Resolution) regarding the obligation to make any payment under this Agreement from one Party to the other Party (in whole or in part), the obligation to make such payment (solely with respect to any disputed amounts) will be tolled until the final outcome of such Dispute has been established. Except as set forth in the foregoing, during a pending dispute where this Agreement has not yet been terminated, each Party shall continue to perform in good faith its obligations under this Agreement.

13.10.9.

Confidentiality. Any and all activities conducted under this Section 13.10 (Dispute Resolution), including any and all proceedings and decisions hereunder, will be deemed Confidential Information of each of the Parties, and will be subject to Article 9 (Confidentiality; Publication), to the extent applicable and in accordance with Applicable Law.

13.11.

Further Assurances. From time to time after the Effective Date, each Party will execute, acknowledge, and deliver to each other any further documents, assurances, and other matters, and will take any other action consistent with the terms and conditions of this Agreement, that may reasonably be requested by a Party and necessary or desirable to carry out the purpose of this Agreement.

13.12.

Entire Agreement. This Agreement, including the Schedules and exhibits hereto embody the entire understanding between the Parties relating to the subject matter hereof and supersedes all prior understandings and agreements, whether written or oral. This Agreement may not be varied except by a written document signed by duly authorized representatives of both Parties.

13.13.

Interpretation. Except where the context expressly requires otherwise: (a) the use of any gender herein will be deemed to encompass references to all genders, and the use of the singular will be deemed to include the plural (and vice versa); (b) the words “include,” “includes” and “including” will be deemed to be followed by the phrase “without limitation” and will not be interpreted to limit the provision to which it relates; (c) the word “will” will be construed to have the same meaning and effect as the word “shall”; (d) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, or otherwise modified (subject to any restrictions on such amendments, supplements, or modifications set forth herein); (e) any reference herein to any Person will be construed to include the Person’s successors and assigns; (f) the words “herein,” “hereof” and “hereunder,” and words of similar import, will be construed to refer to this Agreement in each of their entirety, as the context requires, and not to any particular provision hereof; (g) all references herein to Sections, Schedules, or Exhibits will be construed to refer to Sections, Schedules, or Exhibits of this Agreement, and references to this Agreement include all Schedules and Exhibits hereto; (h) the word “notice” means notice in writing (whether or not specifically stated) and will include notices, consents, approvals, and other written communications contemplated under this Agreement; (i) references to any specific law, rule or regulation, article, Section or other division thereof, will be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof; and (j) the term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or.”

13.14.

Construction. This Agreement has been prepared, examined, negotiated, and revised by each Party and their respective attorneys, and no implication will be drawn and no provision will be construed against any Party to this Agreement by virtue of the purported identity of the drafter of this Agreement or any portion thereof.

13.15.

Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together will be regarded as one and the same instrument. Each Party may execute this Agreement in Adobe™ Portable Document Format (PDF) or by DocuSign sent by electronic mail. PDF or DocuSign signatures of authorized signatories of the Parties will be deemed to be original signatures, will be valid and binding upon the Parties, and, upon delivery, will constitute due execution of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the duly authorized representatives of the Parties hereby execute this Agreement as of the Effective Date.

XERIS		BETA

Xeris Pharmaceuticals, Inc.		Beta Bionics, Inc.

By:	/s/ Paul R. Edick	By:	/s/ Sean Saint

Name:	Paul R. Edick	Name:	Sean Saint
Title:	Chairman and CEO	Title:	CEO

Signature Page to Collaboration and License Agreement

Schedule 1.51

Corporate Marks

[***]

Schedule 1.145

Xeris Formulation Patents

[***]

Schedule 4.2

Initial Development Plan

[***]

Schedule 4.6

Additional Work

[***]

Schedule 8.2

Minimally Acceptable Results

[***]

Schedule 9.6

Initial Press Release

XERIS ENTERS INTO AN EXCLUSIVE WORLDWIDE COLLABORATION AND LICENSE AGREEMENT WITH BETA BIONICS

For development and commercialization of a new and unique formulation of liquid stable glucagon for use in a bi-hormonal pump and pump systems

CHICAGO, IL; May x, 2024 – Xeris Biopharma Holdings, Inc. (Nasdaq: XERS), a growth-oriented biopharmaceutical company committed to improving patient lives by developing and commercializing innovative products across a range of therapies, today announced that it has entered into an exclusive worldwide collaboration and license agreement with Beta Bionics, Inc. for the development and commercialization of a glucagon product utilizing Xeris’ XeriSol™ technology for use in Beta Bionics’ proprietary bi-hormonal pump and pump systems.

“We’re excited to be partnering with Beta Bionics by being the exclusive provider of the glucagon component that will facilitate their development of the first dual-hormone pump for people with diabetes,” said Paul R. Edick, Chairman and CEO of Xeris. “We will move quickly to support Beta Bionics in this important development program.”

“If insulin is like the gas pedal in your car, then glucagon is the brakes,” said Sean Saint, CEO of Beta Bionics. “Beta Bionics has always felt that a bi-hormonal glucose control system has real advantages over insulin alone…just like the brakes in your car. Now with this partnership with Xeris, we are ready to take the next step in bringing this system to market.”

Under the terms of the License Agreement, Xeris has the potential to receive development payments, plus low double-digit royalties based on future sales of the Xeris glucagon for pumps and pump systems.

About Xeris

Xeris (Nasdaq: XERS) is a growth-oriented biopharmaceutical company committed to improving patients’ lives by developing and commercializing innovative products across a range of therapies. Xeris has three commercially available products; Gvoke®, a ready-to-use liquid glucagon for the treatment of severe hypoglycemia, Keveyis®, for a proven therapy for primary periodic paralysis, and Recorlev® for the treatment of endogenous Cushing’s syndrome. Xeris also has a pipeline of development programs to extend the current marketed products into important new indications and uses and bring new products forward using its proprietary formulation technology platforms, XeriSol™ and XeriJect®, supporting long-term product development and commercial success.

Xeris Biopharma Holdings is headquartered in Chicago, IL. For more information, visit www.xerispharma.com, or follow us on X, LinkedIn, or Instagram.

About Beta Bionics

Beta Bionics is a medical technology company focused on the design, development, and commercialization of its iLet Bionic Pancreas in both the single hormone and bi-hormonal configurations. The iLet Bionic Pancreas platform is designed to use adaptive, self-learning, control algorithms, together with continuous glucose monitoring and pump technology, to autonomously compute and administer doses of insulin and/or glucagon and mimic the body’s natural ability to maintain tight glycemic control, relieving some of the burden of living with diabetes. To learn more, visit www.betabionics.com.

Beta Bionics is a for-profit, public benefit corporation and Certified B Corporation. Since its founding in 2015, its mission has been to help improve health outcomes and the quality of life of children and adults living with diabetes and other conditions of glycemic dysregulation.

Forward-Looking Statements

Any statements in this press release other than statements of historical fact are forward-looking statements. Forward-looking statements include, but are not limited to, statements about future expectations, plans and prospects for Xeris Biopharma Holdings, Inc., including the development and potential of a glucagon product utilizing Xeris’ XeriSol™ technology, the expectations regarding future product development efforts between Xeris and Beta Bionics, Xeris’ potential entitlements to milestone and royalty payments from Beta Bionics, the potential utility of its formulation platforms such as XeriSol™, the market and therapeutic potential of its products and product candidates, and other statements containing the words “will,” “would,” “continue,” “expect,” “should,” “anticipate” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on numerous assumptions and assessments made in light of Xeris’ experience and perception of historical trends, current conditions, business strategies, operating environment, future developments, geopolitical factors and other factors it believes appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. The various factors that could cause Xeris’ actual results, performance or achievements, industry results and developments to differ materially from those expressed in or implied by such forward-looking statements, include, but are not limited to, its financial position and need for financing, including to fund its product development programs or commercialization efforts, whether its products will achieve and maintain market acceptance in a competitive business environment, its reliance on third-party suppliers, including single-source suppliers, its reliance on third parties to conduct clinical trials, the ability of its product candidates to compete successfully with existing and new drugs, and its and collaborators’ ability to protect its intellectual property and proprietary technology. No assurance can be given that such expectations will be realized and persons reading this communication are, therefore, cautioned not to place undue reliance on these forward-looking statements. Additional risks and information about potential impacts of financial, operational, economic, competitive, regulatory, governmental, technological, and other factors that may affect Xeris can be found in Xeris’ filings, including its most recently filed Annual Report on Form 10-K filed with the Securities and Exchange Commission, the contents of which are not incorporated by reference into, nor do they form part of, this communication. Forward-looking statements in this communication are based on information available to us, as of the date of this communication and, while we believe our assumptions are reasonable, actual results may differ materially. Subject to any obligations under applicable law, we do not undertake any obligation to update any forward-looking statement whether as a result of new information, future developments or otherwise, or to conform any forward-looking statement to actual results, future events, or to changes in expectations.

Xeris Investor Contact

Allison Wey

Senior Vice President, Investor Relations and Corporate Communications

awey@xerispharma.com

Beta Bionics Media Contact

Karen Hynes

Vice President, Marketing

(619) 206-9811

khynes@betabionics.com

Schedule 10.2

Exceptions to Xeris Representations and Warranties

[***]